Exhibit 10.1

(1)	SPORTS INFORMATION SERVICES LIMITED

(2)	VIP PLAY, INC.

AGREEMENT FOR THE PROVISION OF

A SPORTS BETTING SOLUTION

Schedule 1 –	Commercial Terms	34
Schedule 2 –	Service Terms	39
Schedule 3 –	Additional Services	41
Schedule 4 –	Service Level Agreement	42
Schedule 5 –	New Territory Form
Schedule 6 –	New Territory Local Affiliate Form
Schedule 7 –	Appendix to Standard Contractual Clauses

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THIS AGREEMENT is made on the last date of signature of the Parties below (such date being the “Execution Date”)

BETWEEN:

(1)	SPORTS INFORMATION SERVICES LIMITED, a company registered in Malta under company registration number C 58381, whose registered office is at Avenue 77, A4, Triq in-Negozju, Zone 3, Central Business District, Birkirkara, CBD 3010, Malta (the “Supplier”); and

(2)	VIP PLAY, INC., a corporation registered in Nevada under entity registration number E6075522020-4, whose registered office is at 1645 Pine Tree Lane, Suite 2, Sarasota, Florida, 34236, USA (the “Client”),

each a “Party” and together the “Parties.”

BACKGROUND:

(A)	The Supplier is a supplier of sports betting solutions to business-to-consumer operators.

(B)	The Client wishes to engage the Supplier to provide such a solution for use by the Client on the terms of this Agreement.

IN CONSIDERATION OF the respective rights and obligations of the Parties in this Agreement, the Parties have agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following terms have the following meaning:

“Action” means an act, event, omission, or circumstance.

“Affiliate” means, with respect to an entity, any entity which directly or indirectly Controls, is Controlled by, or is under common Control with such entity from time to time.

“Agreement Personal Data” means Personal Data that is Processed pursuant to this Agreement.

“Applicable Law” means all applicable laws, orders, regulations, legal requirements, and codes having legal effect (including the applicable codes, regulations, licence conditions, legal requirements, and standards of all Gaming Authorities), in each case in force at the relevant time.

“API” means an application programming interface.

“Bespoke Manual Bet (PR Bets)” means any Bet Offer created by the Supplier (or its Affiliate) manually at the request of the Client (or its Affiliate) and not otherwise available as part of the standard sportsbook offering that is made available generally to clients of the Supplier (or its Affiliates) (although if more than one client of the Supplier (or its Affiliates) requests the same Bet Offer that is not otherwise part of the standard sportsbook offering, such Bet Offer shall still be considered a Bespoke Manual Bet (PR Bet)).

“Bet Offer” means any specific betting market made available by the Supplier as part of the Service from time to time.

“Business Days” means a day that is not a Saturday, Sunday, or a public or bank holiday in the United States.

“Business Fee” means the fee described in paragraphs  1.1 and 1.2 of Schedule 1.

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“Change of Law” means the coming into effect of a new Applicable Law or a change to Applicable Law or the interpretation or enforcement by the relevant authorities of such Applicable Law (in whole or in part) after the Execution Date.

“Client Assets” means all of the Client’s and/or its Affiliates’ name, trademarks, branding, designs, design elements, logos, marks, user interface, other brand elements or features, content, data, and/or materials for use on or in relation with the Client Gaming Platform made available by or on behalf of the Client and/or its Affiliates from time to time.

“Client Contractor” means (i) any Third Party engaged by the Client and/or its Affiliates from time to time (a) to supply, maintain, and/or operate (in whole or in part) the Client Gaming Platform; and/or (b) in connection with the use of the Service pursuant to this Agreement (including any Market Access Partner); and/or (ii) any sub-contractor of the Client and/or its Affiliates from time to time.

“Client Gaming Platform” means the software platform used by the Client and/or its Affiliates, over which gaming and betting transactions with Customers are conducted, including back-office software, player account management (PAM) software, geo-location software and/or services, e-wallet software and/or services, websites and mobile applications, any underlying operating software, mobile platforms, or other means of remote communication.

“Client Indemnified Party” means the Client, its Affiliates and each of their respective officers, directors, and employees.

“Competent Authority” means any court of competent jurisdiction, or any other authority that performs a related or similar function (including any Supervisory Authority) but excluding any Gaming Authority.

“Confidential Information” means all knowledge, information, documents, and/or materials of a Party and/or its Affiliates which is disclosed or otherwise comes into the possession of the other Party and/or its Affiliates, whether before, on or after the Execution Date, which is of a confidential nature, including the Fees, the terms of this Agreement, and the technology used by the Supplier and/or its Affiliates. Performance Data and work product of the Supplier and/or its Affiliates (including the Supplier’s and/or its Affiliates’ assessment and categorisation of a Customer’s risk profile) shall be the confidential information of the Supplier.

“Contract Year” means the period of twelve (12) calendar months starting on the Effective Date and each successive period of twelve (12) calendar months.

“Control” means to directly or indirectly, (i) control more than fifty percent (50%) of the voting rights in an entity; (ii) control the right to directly or indirectly appoint or remove more than fifty percent (50%) of the board of directors of an entity; and/or (iii) control more than fifty percent (50%) of the share capital or ownership interest in an entity and “Controls” and “Controlled” shall be construed accordingly.

“Customer” means an individual who is a registered user of the Client Gaming Platform for the purpose of placing bets on sports betting markets that are supported by the Service from time to time.

“Customer Funds” means all monies received from, held on behalf of, credited, or paid-out to a Customer.

“Customer Risk Management” means the monitoring and management of risk exposure by the Supplier in respect of any specific Customer(s), which may include the partial acceptance of bets and/or the refusal to accept a particular bet due to the Supplier’s and/or its Affiliates’ assessment of the Customer’s risk profile, and the management of suspicious bets.

“Customer Risk Management Data” means the data collected by the Supplier and/or provided by the Client to the Supplier in connection with Customer Risk Management, which includes any Customer’s username, age, gender, city, first part of post code, currency, language, country of residence, IP address, last method of deposit and adequacy of account balance to place each bet and bet history.

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“Customer Terms” means the terms under which the Customers access and use the Client Gaming Platform, as amended by Client from time to time.

“Daily Fantasy Sports Plus” or “DFS+” means a fantasy sports game in which the payout is based on fixed odds and is not based on (a) an individual team, (b) an individual player, or (c) a group of teams that is a member of an amateur or professional sports organization and that meets the following conditions: (i) all prizes and awards offered to winning participants are established and made known to the participants in advance of the game or contest and their value is not determined by the number of participants or the amount of any fees paid by those participants; (ii) all winning outcomes reflect the relative knowledge and skill of the participants and are determined predominately by accumulated statistical results of the performance of individuals (athletes in the case of sports events) in multiple real-world sporting or other events; and (iii) no winning outcome is based on the score, point-spread, or any performance or performances of any single real world team or any combination of such teams; or solely on any single performance of an individual athlete in any single real-world sporting or other event.

“Data and Content Provider” means any entity engaged by the Supplier and/or its Affiliates to provide Data and Content Services from time to time in connection with the Service. Betgenius, Sportradar, and Stats Perform are examples of prospective Data and Content Providers.

“Data and Content Services” means the supply of data, content, functionality, and/or tools (including in respect of the data, content and tools described in paragraphs 2 and  3 of Schedule 1) and any replacement, addition, or substitution thereto from time to time (and any IPR in each of the foregoing) which is based on or comprising data, content, functionality, and/or tools from a Third Party, which the Supplier then makes available to the Client, its Affiliates, and/or any Client Contractors in connection with the Service.

“Data Protection Laws” means all Applicable Laws relating to the Processing of Personal Data and/or privacy in effect in any relevant territory from time to time; including GDPR, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Federal Trade Commission Act (15 U.S. Code sec. 41 et seq.), and all Applicable Laws which replace such legislation, and all applicable laws and regulations relating to Processing of Personal Data and/or privacy, including where applicable the guidance and codes of practice issued by the relevant Competent Authorities;

Any reference in this Agreement to “Data Controller, “Data Processor”, “Data Subjects”, “Personal Data”, “Process”, “Processed”, “Processing” and “Supervisory Authority” shall have the meaning set out in, and will be interpreted in accordance with Data Protection Laws.

“Data Security Incident” means

a)	breach of security involving Agreement Personal Data; or

b)	a discovery or reasonable suspicion that there is a vulnerability in any technological measure used to protect any Agreement Personal Data that has previously been subject to a breach within the scope of paragraph (a), which may result in exploitation or exposure of that Agreement Personal Data; or

c)	any defect or vulnerability with the potential to impact the ongoing resilience, security and/or integrity of systems Processing Agreement Personal Data.

“Dedicated Trading Services” has meaning set forth in paragraph 2 of Schedule 3.

“Downtime” has the meaning set out in Schedule 4.

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“Effective Date” means the Execution Date.

“eSports” means an organized, multiplayer video game competition, particularly between professional players, individually or as teams. For the avoidance of doubt, the Supplier shall only make available to the Client its standard eSports offering and the Client shall be required to agree further terms with the Supplier or its Affiliates to purchase any advanced eSports products.

“Excusable Cause” has the meaning set out in Schedule 4.

“Fees” means the fees (including the Business Fee) and other costs payable to the Supplier pursuant to this Agreement, including those specified in Schedule 1.

“Force Majeure Event” means any act, event, or omission beyond the reasonable control of a Party, including war, riot, fire, flood, storm, epidemic, pandemic and telecommunications malfunction or unavailability.

“Free Bet” means a bet that is placed by a Customer using the Service via the Client Gaming Platform, using virtual money tokens granted through the Supplier’s promotional tools.

“Free To Play” means a limited sports betting service which enables the placement of bets by end customers using virtual money only, credits end customers’ accounts with winnings using virtual money tokens only, and does not allow for any real money withdrawals by end customers.

“Gaming Approval” means any and all approvals, authorisations, gaming licences, transactional waivers, permits, consents, findings of suitability, registrations, clearances, and exemptions of or from a Gaming Authority.

“Gaming Authority” means any governmental, regulatory, and/or administrative authority, agency, commission, board and/or body that has jurisdiction over (or is responsible for or involved in the regulation of) the gambling activities of either Party and/or any of its Affiliates from time to time.

“Gaming Tax” means the amount paid of any statutory, state, or federal tax imposed on Client or any of its Affiliates in respect of any betting activity by Customers using the Service via the Client Gaming Platform in the relevant period. This excludes: (i) any gaming licence fees or costs payable in connection with any Gaming Approval; and (ii) any integrity fees payable to any sport’s or eSport’s governing body.

“GDPR” means the European General Data Protection Regulation (Regulation (EU) 2016/679).

“Good Industry Practice” means, in relation to any activity or requirement relevant to this Agreement, exercising the diligence, skill, prudence, foresight, and judgement which would be reasonably and ordinarily expected from an experienced party engaged in the same type of activity under similar circumstances.

“Gross Gaming Revenue” or “GGR” means total Stakes in respect of bets that are settled during the relevant period minus total Payouts that are settled in such period.

“In-Play Event” means live events on which a Customer is able to place a bet.

“Incentives” means the following promotional incentives:

(i)	the full nominal face value of Free Bets (as reasonably determined by the Client) used by a Customer;

(ii)	the additional enhanced winnings actually paid to a Customer as a result of Payout Deviations in respect of any form of promotional bet, bonus, free bet or campaign including but not limited to odds boosts, profit boosts insurance campaigns, enhanced multiples or any other campaign agreed between the Parties,

(iii)	other incentives for the promotion of initial deposit, re-deposit, or other similar incentives as long as they are provided as part of the Service,

provided that if the items referred to in (i)-(iii) above are offered by the Client and not by using the Supplier’s promotional tools (“Client Incentives”), Clause 11.6 shall apply.

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“Incident” shall mean an unplanned interruption to an information technology service that forms part of the Service or reduction in the quality of an information technology service that forms part of the Service (which shall include Software Errors). Incidents may be categorised by various priority levels in Schedule 4.

“Initial Period” means a period commencing on the Effective Date and ending four (4) years after the first Live Launch.

“Insolvency Event” means the following with respect to a Party (as appropriate): (a) either: (i) filing of a voluntary petition in bankruptcy (which is not subsequently withdrawn within a period of seven (7) days); (ii) any provisional liquidator, administrator, liquidator, receiver, compulsory manager or administrative receiver is appointed over any of its assets; or (iv) any steps are taken in relation to any resolution passed or order made for its winding up, dissolution, administration, voluntary liquidation or declaring a moratorium; (v) it has a freezing order made against it; or, (vi) it becomes subject to any other similar insolvency process; or (b) it is unable to pay its debts as and when they fall due within the meaning of section 123 of the Insolvency Act 1986 or under the laws of any applicable jurisdiction; (c) it is subject to any procedure for the taking control of its goods that is not withdrawn or discharged within seven (7) days of that procedure being commenced; or (d) it is subject to any events or circumstances analogous to those in paragraphs (a) to (c) in any jurisdiction.

“IPR” means all intellectual property rights, including patents (pending or granted), rights to inventions, moral rights, know-how, registered designs, copyrights and related rights, rights in computer software, database rights, design rights, trademarks, service marks, and domain names (in all cases whether or not the right is registered, and including applications and the right to apply for registration of any such rights) and all rights and forms of protection of a similar nature or having similar effect to any of these which may subsist anywhere in the world, in each case for their full term, together with any extensions or renewals.

“Live Launch” means, in respect of a country, state, province or other territory that forms part of the Territory, the first day when the Service is made available to a Customer in such country, state, province, or other territory by or on behalf of the Client and/or any of its Affiliates.

“Local Affiliates” means the Affiliates of each Party that, alongside the Parties, enter into a New Territory Local Affiliate Form in accordance with the process set out in Clause 2.9.

“Losses” means losses, damages, liabilities, settlements, judgments, costs (including reasonable legal fees), and expenses.

“Mandated Operational Issue Payment” means, in respect of an Operational Issue, an amount which the Client is required by a relevant Gaming Authority or under Applicable Law to pay to the relevant Customer as a direct consequence of that Operational Issue.

“Market Access Partner” means any entity which Client has partnered with to acquire market access in a country, state, province, or other territory of the Territory, and Client is permitted to provide the Service through, pursuant to Clause 2.4.

“Minimum Guarantee” has the meaning set out in paragraph 1 of Schedule 1.

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“Net Gaming Revenue” or “NGR” shall mean GGR minus (i) Gaming Tax and (ii) Incentives, where (a) both Stakes and Payouts are determined in US Dollars (USD) and (b) other than the deduction for Incentives (up to a limit of 10% of the GGR for the calendar month in which payments in respect of such Incentives are made), no deduction shall be made for other bonuses, marketing costs, fraud prevention or payment related costs, or any other associated costs incurred by the Client.

“New Territory” means any new country, state, province, or other territory which is added to the Territory by the Parties in accordance with Clause  2.9 from time to time.

“New Territory Form” means the form set out in Schedule 5 that the Parties shall use to document the addition of a New Territory, other than where a New Territory Local Affiliate Form is required by the Supplier.

“New Territory Local Affiliate Form” means the form set out in Schedule 6 that the Parties shall use to document the addition of a New Territory where the Supplier requires the Local Affiliates to be signatories to that addendum under Clause 2.9.

“Non-Supplier Services” means any fixed sports betting or sports related products and services the Supplier does not provide to its clients in the United States as of the Effective Date, including but not limited to Sweepstakes Sports Wagering, Daily Fantasy Sports Plus, but excluding paid for sports contests (e.g., basketball brackets), or Free To Play sports games/contests.

“Operational Issue” means any error in relation to the prices, odds, results, translations, lines, naming markets or selections or other data in the system of the Supplier, only to the extent caused by an act or omission of the Supplier and/or its Affiliates or by a Software Error.

“Payouts” means any amounts paid out on bets placed using the Service excluding any additional enhanced winnings paid out on Payout Deviations and Premiums (as defined in Clause 14.2), but including Mandated Operational Issue Payments where those sums are Payouts under Clause  15.4.

“Payout Deviation” means anything that differs from ‘normal-price’ resulting or settlement procedures including profit or odds boost, extreme price differentiation, best odds guarantee, second chance / money back offers or any other enhanced odds mechanism.

“Performance Data” means any and all aggregate and irreversibly anonymized data relating to the access or use of the Service by or on behalf of the Client and/or any of its Affiliates, or any Customer, including any aggregate and irreversibly anonymized performance, analytics or statistical data, that the Supplier and/or any of its Affiliates may collect from time to time.

“Pre-Match Event” means all Bet Offers on which a Customer is able to place a bet using the Service via the Client Gaming Platform prior to the relevant event taking place.

“Restricted Territories” means each country, state, province, or other territory where the Applicable Law expressly prohibits the use of the Services and/or the placement of bets using the Service via the Client Gaming Platform (or similar online platform).

“Restricted Transfer” means a transfer of Agreement Personal Data to a Third Country.

“Retail Terminal” means a terminal owned and/or operated by the Client on which the Supplier’s software program is installed enabling the Supplier to provide the Retail Sportsbook to Customers via their use of such terminal.

“Sales Taxes” means: (i) the sales tax and use Tax applicable in the United States of America; and (ii) analogous product, services and/or sales taxes in other jurisdictions.

“Service” means the services described in paragraph  1 of Schedule 2.

“Service Level Agreement” or “SLA” means the document set out at Schedule 4.

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“Software Error” has the meaning given to it in Clause 5.2.

“Sports Rules” means the specific rules provided by the Supplier to the Client from time to time regarding the creation and settlement of bets in relation to sporting events and competitions.

“Stakes” means any amount placed on a bet (using real or bonus money or otherwise) by a Customer using the Service, including via the Client Gaming Platform.

“Standard Contractual Clauses” means the European Union (“EU”) standard contractual Clauses established by the EU for the transfer of Personal Data to third countries under Data Protection Laws, specifically the terms relating to Module One – Controller to Controller transfers, as amended/updated or replaced from time to time.

“Supplier Indemnified Party” means the Supplier, its Affiliates and each of their respective officers, directors, and employees.

“Sweepstakes Sports Wagering” means sports betting games in which: (i) the winning outcome is based on the score, point-spread, or any performance or performances of any single real world team or any combination of such teams; or solely on any single performance of an individual athlete in any single real-world sporting or other event; and (ii) a purchase is made using real money for free play coins for exclusive use in a sports betting game and, in conjunction with the purchase, an entry ticket is given in the form of a secondary coin which must be used for entry into a sports based sweepstakes contest . For the avoidance of doubt, Sweepstakes Sports Betting does not include scenarios where the Client may determine that the placing of a bet using the Service grants the Customer eligibility for a separate prize draw (for example, tickets to attend a sporting event).

“Tax” or “Taxes” means all forms of taxation (including Gaming Tax), duties, levies, rates, contributions and imposts, and all penalties, charges, fines, and interest included in or related to any tax assessment.

“Term” means the period from the Effective Date to the Termination Date.

“Termination Date” means the date of termination or expiry of this Agreement in accordance with its terms.

“Territory” means Tennessee, West Virginia, Arizona, New Jersey, Pennsylvania, Michigan, and any New Territories, but in each case excluding any Restricted Territories from time to time.

“Third Country” means any country outside of the EU or EEA which is not considered adequate in accordance with Article 45 of the GDPR.

“Third Party” means any person that is not the Client, the Supplier or one of their respective Affiliates.

“Third Party Claim” means any claim, allegation or proceeding made or initiated by a Third Party against a Party excluding claims or demands by Customers for winnings or other payouts resulting from Operational Issues or Software Errors (to the extent the Software Error does not give rise to claims, demands or compensation in connection with Operational Issues).

“Virus” means computer viruses and/or malicious attacks (including denial of service attacks, malware, ransomware, intentional hacking, damaging or corruption, or the insertion of malicious or harmful code, including trojans, worms, and time bombs).

“Unsupported Territory” means a country, state, province or other territory or part thereof where the Supplier declines to include as part of the Territory in accordance with the terms of Clause 2.9.

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1.2	In this Agreement, unless otherwise specified:

1.2.1	words in the singular include the plural and vice versa;

1.2.2	any reference to a Party includes the Party’s representatives, successors, or permitted assignees;

1.2.3	any words that follow “include”, “including”, “for example” or “in particular” or any similar words and expressions shall be construed as illustrative only and shall not limit the sense of any word, phrase, term, definition or description preceding those words;

1.2.4	a reference to a statute or statutory provision includes that statute or statutory provision as amended, updated, modified, or replaced (before, on or after the Execution Date);

1.2.5	references to Clauses are to the Clauses of the main body of this Agreement, references to Schedules and Appendices are to the Schedules and Appendices of this Agreement, and references to paragraphs are to paragraphs of the relevant Schedule;

1.2.6	references to a “person” include any individual, body corporate, association, partnership, firm, trust, organisation, joint venture, government, local or municipal authority, governmental or supra-governmental agency or department, state or agency of state or any other entity (in each case whether or not having separate legal personality);

1.2.7	clause, schedule and paragraph headings shall not affect the interpretation of this Agreement;

1.2.8	a “calendar month” is a period of time starting on the first day of a month and ending on the last day of that month (for example, 1 January to 31 January).

1.3	The Schedules form part of this Agreement and will have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement will include the Schedules.

2.	THE PROVISION OF THE SERVICE

2.1	Subject to Clause 4.2, the Supplier hereby agrees to provide (directly or via its Affiliate) the Service to the Client for use by the Client solely through the Client Gaming Platform on a non-transferable, non-sub-licensable (except, subject to Clause 2.4, to its Affiliates) and non-exclusive basis for the Term in respect of the business to consumer sports betting activities that the Client carries out in the Territory.

2.2	The Client shall not resell, sub-contract, disclose, disassemble, decompile (save to the extent such restriction is prohibited by Applicable Law), transfer or route the Service or allow any Third Party to benefit from the Service (in whole or in part) without the Supplier’s prior written consent. This Clause 2.2 shall not prevent a Customer from using the Client Gaming Platform to place bets on betting markets that are supported by the Service.

2.3	The Client is responsible for the choice, publication, and management of all content including names (including all abbreviations, nicknames, alternative names and informal naming) of events, individuals, teams, venues, sponsors, entities and competitions and/or all logos, images, graphics or insignia in respect of the foregoing which are published, distributed, or made available on or via the Client Gaming Platform, including any such content that is made available by the Supplier as a consequence of the Service. The Client shall therefore be responsible for ensuring that there is no infringement of Third Party IPR or any other rights and otherwise shall be responsible for the nature and appropriateness of such content, in the context of its use. The Client therefore agrees that, subject to Clause 14.1, the Supplier shall have no liability to the Client and/or its Affiliates in relation to any of the foregoing.

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2.4	Subject to Clause 14.7, the Client may allow its Affiliates (and Market Access Partners in respect of a “skin” for the Client or any of its Affiliates under a Gaming Approval held by such Market Access Partner) to use the Client’s rights pursuant to Clause 2.1 during the Term, provided that the Client: (i) notifies the Supplier in writing of the identity and location of each such Affiliate and/or Market Access Partner at least thirty (30) days in advance; (ii) takes any action reasonably requested by the Supplier to enable both the provision of the Service to the relevant Affiliate and/or Market Access Partner and to enable the Supplier to successfully complete any due diligence in respect of such Affiliate and/or Market Access Partner; (iii) procures that the relevant Affiliate and/or Market Access Partner has complied with any requirements imposed by any relevant Gaming Authority; (iv) reimburses the Supplier for any reasonable additional costs incurred by the Supplier stemming from the Affiliates and/or Market Access Partner’s use of the Client’s rights under Clause 2.1 which shall be agreed in writing in advance; (v) obtains the written consent of the Supplier which consent may not be unreasonably, denied, conditioned, or delayed; and (vi) in relation to any Restricted Transfers provides such information as may be necessary for the completion of the documents set out in Schedule 7 in respect of any importing Affiliate and/or Market Access Partner (vii) procures that such Affiliate and/or Market Access Partner complies at all times with the terms of this Agreement as if they were the Client. Without prejudice to the foregoing, the Client shall remain primarily liable for any act or omission of any such Affiliate and/or Market Access Partner.

2.5	The Supplier may revoke any consent given under Clause 2.4 in respect of any Market Access Partner on at least five (5) Business Days’ prior written notice to the Client where:

2.5.1	the Supplier is entitled to make a claim under Clause 16.3 in relation to the relevant Market Access Partner;

2.5.2	the Client commits a material breach of this Agreement that is caused in whole or in part by the relevant Market Access Partner, and such breach is irremediable or, where capable of remedy, the Client fails to remedy that breach (including by ensuring that the Market Access Partner has taken the necessary steps to ensure that the breach is remedied) within thirty (30) days of such a material breach occurring; and/or

2.5.3	the relevant Market Access Partner becomes subject to an Insolvency Event.

2.6	If the authorisation of a Market Access Partner is revoked pursuant to this Clause 2.5, but the continuance of the Service through such Market Access Partner is required by a Gaming Authority, the Supplier shall not have the right to suspend the Services in the relevant countries, states, provinces, or other territories of the Territory until such times as the Gaming Authority no longer requires the continuation of the Services through such Market Access Partner. Notwithstanding the above, if the Gaming Authority requires such a continuation of the Service pursuant to this Clause, the Client shall within ninety (90) days find a substitute Market Access Partner for the relevant countries, states, provinces, or other territories of the Territory.

2.7	If requested by the Client in writing (including email), the Supplier shall make one or more of the Supplier’s APIs available to an Affiliate of the Client and/or a Third Party approved by the Supplier (each an “API User”), which approval may not be unreasonably denied, conditioned, or delayed, provided that the Client shall ensure that each API User:

2.7.1	shall only use the relevant APIs to the extent required for the Client’s and/or its Affiliates’ use of the Service in accordance with this Agreement (including Clause 12), and/or for any purpose agreed with the Supplier in writing;

2.7.2	shall not resell, sub-contract, disclose, disassemble, decompile (save to the extent such restriction is prohibited by Applicable Law), transfer, or route any of the information supplied via the API or allow any Third Party to benefit from any of the information supplied via the API without the Supplier’s prior written consent;

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2.7.3	has obtained and maintains all necessary Gaming Approvals required in connection with such use and uses the information supplied via the API in accordance with Applicable Law; and

2.7.4	has entered into an agreement with the Client that includes terms in respect of data protection which are, substantially the same as, and in any case no less onerous than, the terms in relation to data protection and confidentiality set out in this Agreement.

The Supplier makes no representation or warranty that any API shall be available or suitable for any API User’s intended use and, subject to Clause  14.1, shall have no liability to the Client and/or such API User in respect of such use.

2.8	The Client shall (and shall ensure that each API User shall) cease use of any of the Supplier’s APIs which are no longer required for either (i) the Client’s and Affiliate’s use of the Service; or (ii) for any purpose agreed with the Supplier in writing, during the Term of this Agreement. The Client shall promptly notify the Supplier when an API User’s access to each of the Supplier’s APIs is no longer so required for the Client’s use of the Service and/or for any purpose agreed with the Supplier in writing.

2.9	The Supplier may agree in its sole discretion to add a territory to the Territory from time to time upon written request by the Client. Neither Party will have any rights or obligations in relation to such territory unless:

2.9.1	a New Territory Form has been signed by the Parties in respect of that New Territory; or

2.9.2	a New Territory Local Affiliate Form has been signed by the Parties and the Local Affiliates in respect of that New Territory, where a New Territory Local Affiliate Form is required by the Supplier (it being acknowledged that the Supplier may require such form where a Gaming Authority or Applicable Law, in the opinion of the Supplier, requires the same); and

2.9.3	if a New Territory involves a Restricted Transfer, the Parties agree to enter into such relevant transfer mechanisms as are required to ensure such transfer is made in accordance with Data Protection Laws and Clauses 12 and 2.4, prior to the transfer taking place.

2.10	The Supplier shall make available to the Client such non-bespoke updates and bug fixes as it generally makes available to its other clients who receive substantially the same services as those provided to the Client under this Agreement in the countries, states, provinces, and other territories of the Territory from time to time.

2.11	The Client acknowledges that the Supplier is performing due diligence on the Client as at the date of this Agreement. The Client shall take any action reasonably requested to enable the Supplier to successfully complete such due diligence and in no event shall the Supplier be required to provide any Services to the Client prior to the successful conclusion of such due diligence processes.

3.	EXCLUSIVITY

3.1	During the Term, the Client undertakes not to and undertakes to ensure that none of its Affiliates or associated entities, make available to end users, a sportsbook offering which is the same as or similar to any of the sportsbook products provided as part of the Service hereunder (a “Similar Sportsbook Offering”) worldwide, either on its or their own account, or through any Third Party. Notwithstanding anything contrary in this Agreement, the exclusivity restrictions of this Clause 3.1 or elsewhere in the Agreement shall not apply to any Unsupported Territory.

3.2	Where the Client (and/or its Affiliates) sells all or a material part of its (and/or their) business and/or assets that uses and/or benefits from the Service then the Client shall ensure that the Supplier is promptly notified of such sale. Provided that the Client make a payment to the Supplier within fifteen (15) days of the completion of the sale of the business in accordance with the formula set out below, the provisions of this Clause 3 shall cease to apply to the sold business and/or assets only. The payment referred to in the previous sentence shall be calculated as follows:

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A MULTIPLIED by B, where:

A = the greater of: (i) the average Minimum Guarantee and (ii) the average Business Fees payable to the Supplier in respect of the sold business or assets. These average amounts shall be calculated based on the Minimum Guarantee and/or Business Fees payable over the six (6) months immediately preceding the month in which the sale of the business or assets occurs (or, if the first Live Launch occurs less than 6 months prior to the month in which the sale occurs, the average Minimum Guarantee and/or Business Fee in each month following such Live Launch until (and excluding) the month in which the sale occurs); and

B = number of calendar months or part thereof remaining from the date on which such sale has completed until the expiry of the Initial Period.

3.3	Should the Client and/or its Affiliates wish to offer Non-Supplier Services to Customers (provided that such activity does not violate Applicable Law), the Client shall obtain written consent from the Supplier. Such consent may not be unreasonably withheld or denied if requested in respect of Daily Fantasy Sports Plus, provided that requests for any other Non-Supplier Services shall be approved or denied in the sole discretion of the Supplier. If the Supplier grants such consent, Clause 3.1 of this Agreement shall be disapplied with respect to such approved Non-Supplier Services.

4.	INTEGRATION AND LAUNCH OF THE SERVICE

4.1	The Supplier shall, taking into account the Client’s reasonable comments, provide the Client with a plan for the initial integration with the Client Gaming Platform and first Live Launch, which plan shall set out each Party’s obligations in respect of the same. For the avoidance of doubt, any specific dates set out in such plan shall be targets only and shall not be legally binding unless expressly stated to be so. The Supplier may also, at its discretion, provide additional integration and launch plans in respect of any subsequent integrations or launches (for example, in respect of launches in New Territories). Subsequent integrations may be subject to payment of integration fees. The Client shall:

4.1.1	perform its obligations set out in each such plan; and

4.1.2	provide the Supplier with access to the Client Gaming Platform standard APIs.

4.2	Live Launch will not occur in respect of a certain country, state, province, or other territory of the Territory until:

4.2.1	the Supplier has confirmed in writing to the Client the successful integration of the Service with the Client Gaming Platform in accordance with such plan; and

4.2.2	each Party has obtained all required Gaming Approvals in that certain country, state, province, or other territory of the Territory.

5.	SUPPLIER OBLIGATIONS

5.1	After Live Launch in a certain country, state, province, or other territory of the Territory, the Supplier shall provide the Service in accordance with the SLA in relation to the Territory.

5.2	The Parties acknowledge and agree that any malfunction in the Supplier’s software that causes such software to operate differently than intended and has a materially adverse effect on the provision of the Service shall constitute a “Software Error”, provided that such malfunction:

5.2.1	is not caused by the Client, any of its Affiliates, any Client Contractor or any other Third Party or a Force Majeure Event;

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5.2.2	provided that Supplier complies with Clause 9.3, is not caused by any Virus;

5.2.3	is not a software related Operational Issue;

5.2.4	is inherent to the Supplier’s software rather than caused by: (i) the Client’s environment (including hardware, software, network or host system) or use; or (ii) the combination, operation or use of the Supplier’s software with the Client’s hardware, software, network and/or host system;

5.2.5	is not caused as a result of any alteration, modification to, or relocation of the software by anyone other than the Supplier or an authorised representative of the Supplier; and/or

5.2.6	is not caused by any unauthorised use of or misuse of the Service or the software by the Client, any of its Affiliates, any Client Contractor or other Third Party (as applicable).

5.3	The Client will promptly report the Software Error to the Supplier in writing as soon as the Client becomes aware of the malfunction (or such time as the Client should reasonably have become aware of such malfunction).

6.	OPERATION OF THE CLIENT GAMING PLATFORM

6.1	The Client shall have sole authority and responsibility for managing, at its own cost and on its own account (or, as the case may be, through its use of any Client Contractors), the relationship and communication with Customers and the operation of the Client Gaming Platform. Without prejudice to the generality of the foregoing, the Client shall:

6.1.1	ensure the continuous availability of the Client’s Gaming Platform to Customers;

6.1.2	handle, manage and account for Customer Funds and related information in a full and secure manner and in accordance with Applicable Law. The Supplier shall at no time hold, manage or be responsible for Customer Funds;

6.1.3	maintain the registrations of the relevant domain names on which sports betting services powered by the Service are made available to Customers from time to time; and

6.1.4	provide first line Customer support and handling of Customer complaints.

6.2	If a bet placed using the Service via the Client Gaming Platform is cancelled, the Supplier will inform the Client through a real-time feed with all relevant data. The Client shall be responsible for communicating with any affected Customers regarding any cancelled bets.

6.3	The Client shall promptly, upon request, provide (and ensure that any Affiliates and/or Client Contractors provide) the Supplier with such information and assistance as the Supplier shall reasonably require to enable (i) any integration and launch pursuant to Clause 4.1; and (ii) the Supplier to provide the Service and fulfil its obligations under this Agreement. The Client shall reimburse the Supplier in respect of any reasonable costs incurred by the Supplier as a result of any breach of the foregoing.

7.	CUSTOMER TERMS AND SPORTS RULES

7.1	The Client shall ensure all Customers actively accept the Customer Terms prior to accessing the Client Gaming Platform. The Client shall ensure that the Customer Terms are valid, enforceable and compliant with Applicable Law.

7.2	The Client shall include in the Customer Terms:

7.2.1	an express prohibition on Customer utilising the Services for any commercial purpose;

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7.2.2	a provision that states that the Supplier is the owner of the IPR in the pricing data made available by the Supplier and that such data should only be used by a Customer for the purpose of placing bets via the Client Gaming Platform; and

7.2.3	such provisions as the Supplier may request in writing to enable the Supplier to meet its obligations to the Data and Content Providers.

7.3	The Client shall ensure that the Customer Terms at all times include and do not conflict with the Sports Rules as those Sports Rules are provided to the Client from time to time (and the Client shall update the Customer Terms to include any updated Sports Rules at the time reasonably stipulated by the Supplier). If the Client breaches this Clause 7.3: (i) the Client shall be solely liable for any resulting Loss relating to Customers and any such Loss will not constitute an Operational Issue; and (ii) subject to Clause 14.1, the Supplier shall have no liability to the Client where such liability is caused wholly or partially by the Client’s breach of this Clause 7.3 The Client shall, upon written request by the Supplier, promptly provide a copy of the Customer Terms to the Supplier. If the Supplier notifies the Client that the Customer Terms conflict with the Sports Rules, the Client shall promptly amend the Customer Terms in accordance with the reasonable request of the Supplier.

7.4	The Sports Rules shall be provided to Client in English. If requested by the Client, the Supplier shall provide translations of the Sports Rules and all pre-match, live and other offerings in any of the languages supported by the Supplier from time to time, provided always that (subject to Clause 14.1) the Supplier shall not be liable for any claim, problem or issue arising as a result of any such translation being incorrect and any such claim, problem or issue will not constitute an Operational Issue. The Supplier shall use reasonable endeavours to provide such translation as soon as reasonably possible and in any event shall provide such translations within forty-eight (48) hours of such offering being made available to the Client. Without prejudice to the foregoing, the Client shall review the translations provided by the Supplier and request any necessary amendments to any such translation in order to comply with Applicable Law, in which case the Parties shall agree on the amendments required to meet such requirements within a reasonable period.

7.5	The Supplier shall ensure that the Sports Rules are compliant with all mandatory requirements of the Supplier’s Gaming Approvals to the extent that they apply to the provision of business-to-business services only and excluding those that apply to B2C Services.

8.	DATA AND CONTENT SERVICES

8.1	The Client undertakes that:

8.1.1	it shall only use the Data and Content Services in respect of its use of the Service in the Territory and not for any other purpose (including for any editorial or media use); and

8.1.2	it will not supply the Data and Content Services to any person except its Customers for their personal and private use as part of its sports betting service that is powered by the Service).

8.2	In relation to the Supplier’s provision of Data and Content Services, upon notification by the Supplier, the Client shall enter into an addendum to this Agreement and/or a direct contract with any Data and Content Provider (including sports leagues such as the NFL and those Data and Content Providers set out in Schedule 1 to this Agreement), and shall comply with the terms of such addendum or contract (including in respect of the payment of any fees), and/or procure that its Affiliates do each of the same.

8.3	The Supplier shall notify the Client promptly upon becoming aware of any material adverse change which affects the Supplier’s ability to provide the Data and Content Services in accordance with the terms set out in this Agreement.

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9.	WARRANTIES

9.1	Each Party warrants and represents to the other Party that:

9.1.1	this Agreement is executed by a duly authorised representative of that Party;

9.1.2	this Agreement will, when executed by that Party, constitute lawful, valid and binding obligations of it in accordance with its terms; and

9.1.3	the entering into this Agreement by it and the performance of this Agreement will not conflict with, or breach any other agreement to which it is a party.

9.2	The Client warrants and represents that it has disclosed to the Supplier its position regarding all applicable Taxes in relation to its business and the business of its Affiliates and undertakes that it will notify the Supplier immediately if such position regarding applicable Taxes changes.

9.3	The Supplier shall use reasonable endeavours to ensure that the Supplier’s technology is regularly tested by the Supplier with up to date commercially available detection software for Viruses and cyber attacks in a manner that is consistent with Good Industry Practice.

9.4	Supplier shall have in place at all times administrative, human, technical and physical resources reasonably designed to meet its covenants, representations, warranties, and service levels under this Agreement.

9.5	Subject to Clause 14.1 and except as expressly stated in this Agreement, all representations, warranties, conditions and other terms whether express or implied by statute, common law or otherwise are hereby excluded to the extent permitted by Applicable Law.

10.	COMPLIANCE AND CHANGE IN LAW

10.1	On a Party (the “Notifying Party”) becoming aware of any fact that could or does give rise to a claim or an investigation by a Gaming Authority that the operation of the Client Gaming Platform, a particular product and/or any matter arising out of or in connection with all or any part of the provision and/or use of the Service is contrary to Applicable Law (“Regulatory Claim”), the Notifying Party shall promptly notify the other Party (“Other Party”) in writing of the Regulatory Claim or potential Regulatory Claim together with all relevant facts. Upon receipt of such notice, the Parties shall convene an urgent meeting to determine how to mitigate any Losses which may arise from such Regulatory Claim and how to approach and make representations to such Gaming Authority. Neither Party shall make any admissions or any settlement in respect of any Regulatory Claim or potential Regulatory Claim without prior discussion with the other Party.

10.2	Subject to Clauses 14, 10.3 and 10.4, if a Regulatory Claim is caused by the Supplier and results in a fine being imposed on the Client by a Gaming Authority (“Regulatory Fine”) the Supplier’s liability in contract (including under any indemnity), tort (including negligence), equity or for breach of statutory duty or in any other way to the Client and its Affiliates shall be limited to the amount calculated using the following formula:

A MULTIPLIED by B, where:

A = an amount expressed as a decimal which is the average percentage of NGR payable to the Supplier as the Business Fee in the twelve (12) months immediately preceding the month in which the Regulatory Fine is imposed (or, if the first Live Launch occurs less than 12 months prior to the month in which the Regulatory Fine is imposed, the average percentage of NGR payable to the Supplier as the Business Fee in each month following the first Live Launch until (and excluding) the month in which the Regulatory Fine is imposed); and

B = the amount of the Regulatory Fine.

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10.3	Subject to Clauses 14 and 10.4, if a Regulatory Fine is a result of a Supplier Reporting Discrepancy, the Supplier’s liability in contract (including under any indemnity), tort (including negligence), equity or for breach of statutory duty or in any other way to the Client and its Affiliates shall be limited to fifty (50) percent of such Regulatory Fine, except that, subject to Clause 14.1, the Supplier shall have no such liability if such Regulatory Fine was the result of: (i) the Client’s failure to follow or implement its internal controls and reconciliations processes; (ii) the Client improperly changing such wagering data before it was reported to the applicable Gaming Authority; (iii) the Client providing the reporting wagering data in an incorrect format; or (iv) the Client’s failure to properly report all of the wagering data provided by the Supplier. A “Supplier Reporting Discrepancy” is where the Supplier has provided incorrect wagering data and the Supplier was the sole source of such wagering data.

10.4	The Supplier and its Affiliates shall have no liability to the Client or its Affiliates in respect of a Regulatory Fine if:

10.4.1	the Regulatory Fine arises solely or in part from the Client’s (and/or its Affiliates’) failure to comply with this Agreement;

10.4.2	subject to Clauses 2.3 and 14.5 the Regulatory Fine arises solely or in part from: (i) the act or omission of a Client Contractor or a Data and Content Provider; and/or (ii) any error or default in the Data and Content Services or in the Client Gaming Platform;

10.4.3	the Supplier has recommended a course of action to avoid or mitigate a risk of Regulatory Fines which the Client has elected not to follow;

10.4.4	the Supplier has a separate fine imposed on it by the Gaming Authority for the same reasons, or in connection with the same event (or events), for which the Client has received the Regulatory Fine; or

10.4.5	the Regulatory Fine arises where a threshold or limit is imposed under Applicable Law in any part of the Territory on the aggregate Payout (whether calculated on an annual or other basis) that can or should be made to Customers and that threshold is not met or such limit is exceeded (each a “Payout Default”). The Client shall ensure that a Payout Default does not occur and shall indemnify, defend and hold harmless each Supplier Indemnified Party (on an after-Tax basis) against any and all Losses arising out of or in connection with a Payout Default.

10.5	The remedies set out in Clauses 10.2 and 10.3 are, subject to Clause 14.1, the Client’s sole and exclusive remedy with regard to the Supplier’s liability in relation to any Regulatory Fines (or any act or omission by or on behalf of the Supplier or any of its Affiliates out of or in connection with which the Regulatory Fine arises). Any Losses and other claims, amounts, costs and liability of the Supplier arising out of or in connection with this Clause 10 will be subject to and count towards the limitations of liability in Clause 14.3.

10.6	Each Party shall be responsible for obtaining the necessary Gaming Approvals to carry out its respective obligations under this Agreement in any Territory.

10.7	The Client warrants and undertakes to the Supplier that:

10.7.1	it, and each of its Affiliates, shall maintain throughout the Term all Gaming Approvals necessary to: (i) use the Service and the Data and Content Services in the Territory and/or perform any marketing and promotional activities it carries out in the Territory; and (ii) perform its obligations under this Agreement including marketing and promotional activities it carries out in such Territories;

10.7.2	it shall promptly notify the Supplier in the event of any changes to any Gaming Approval (including any Gaming Approval held by any of its Affiliates) and provide such information and assistance as the Supplier may reasonably request from time to time in connection with the Supplier’s due diligence checks; and

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10.7.3	will promptly keep the Supplier informed of regulatory changes that may affect the Service or any matters relating to the Service and that are communicated or made available to the Client by a Gaming Authority and that are not publicly available.

10.8	The Supplier warrants and undertakes to the Client that:

10.8.1	it has obtained, and shall maintain throughout the Term, any Gaming Approval necessary to perform its obligations under this Agreement;

10.8.2	it and each of its Affiliates shall be lawfully entitled to conduct its business in accordance with Applicable Law; and

10.8.3	it shall promptly notify the Client of any changes to any Gaming Approval that could affect the supply of the Service to the Client in the Territory and provide such information and assistance as the Client may reasonably request from time to time in connection with the Client’s due diligence checks.

10.9	Subject always to Clause 14 and 10.5, each Party shall comply and shall ensure that any relevant Affiliate (and each of their respective employees, agents and representatives) comply with all Applicable Law in the performance of its or their duties under this Agreement and/or the provision or use of the Service.

10.10	Each Party shall, upon written request, provide to the other Party all relevant information and documentation which is required by any Gaming Authority and shall cooperate in good faith with that Party and any Gaming Authority for the successful completion of any regulatory inquiry or due diligence as may be conducted from time to time.

10.11	The Client shall, at all times, comply with (i) responsible gaming standards and applicable codes of conduct; and (ii) all anti-money laundering, client identification, age verification, and geolocation requirements under Applicable Law and shall ensure that appropriate monitoring, reporting, and audit policies and processes are in place.

10.12	If either Party becomes aware of any Change of Law which may impact the legality of the Supplier providing all or any part of the Service to the Client (and/or any relevant Affiliate) or the Client making available all or any part of the Service to Customers through the Client Gaming Platform:

10.12.1	such Party shall promptly provide reasonable evidence of the Change of Law to the other Party and the known or anticipated impact of the Change of Law; and

10.12.2	the Parties shall discuss in good faith how to proceed in respect of Customers physically present in the affected part of the Territory, including either Party obtaining any required Gaming Approval or preventing Customers physically present in each such affected Territory from accessing sports betting markets that are supported by the Service through the Client Gaming Platform.

10.13	No Party shall be responsible for its failure to perform any obligation under this Agreement to the extent that it arises out of a Change of Law, provided that such Party takes all reasonable steps to mitigate the effects of such Change of Law as soon as reasonably practicable after becoming aware that such a Change of Law is to be made.

10.14	Notwithstanding any other provision herein, the Supplier shall be entitled to make any changes to the Service which the Supplier considers to be reasonably necessary to avoid breaching Applicable Law and/or any sanction by a Gaming Authority and shall notify the Client of such a change as soon as reasonably practicable.

10.15	Notwithstanding any other provision in this Agreement and without prejudice to Clause 2.1, the Client warrants, represents and undertakes that it shall not, and it shall take reasonable commercial efforts to ensure that none of its Affiliates or Client Contractors will process any wagers on the Client Gaming Platform for any person who is then, at the time of the wager, physically present in one of the Restricted Territories. Notwithstanding anything contrary in this Agreement, the Client shall be permitted to perform other activities for individuals who are physically present in a Restricted Territory within the United States and Canada if, as a result of performing such activities, neither the Supplier nor the Client is in violation of Applicable Law (including applicable Gaming Approvals and licensing conditions) or otherwise subject to a regulatory sanction, fine, or penalty.

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11.	FEES

11.1	Subject to Clause 11.4, the Client shall pay the Fees to the Supplier or (at the Supplier’s option) any of its Affiliates monthly in arrears within thirty (30) days from delivery of an invoice by the Supplier (or any such Affiliates), free of any deductions and withholdings (unless required by Applicable Law), and with such payment to be made to the Supplier’s (or any such Affiliates’) bank account detailed on such invoice. If any deduction or withholding is required by Applicable Law to be made from any such payment, then the Client shall pay to the Supplier or its Affiliate (as applicable) such additional amount as is necessary to ensure that the net amount received and retained by the Supplier or its Affiliate (as applicable), is equal to the amount which they would have received and retained had such payment not been subject to such deduction or withholding.

11.2	All sums payable pursuant to this Agreement are exclusive of Sales Taxes, and any Sales Taxes properly chargeable in respect of such sums shall be paid by the Client to the Supplier or its Affiliates in addition to such sum.

11.3	Each Party shall be responsible for the payment of all applicable Taxes in relation to its and its Affiliates’ business, as well as any regulatory administrative fees (without prejudice to the deduction of Gaming Tax from NGR).

11.4	The Client must notify the Supplier or its Affiliates (as applicable) in writing within thirty (30) days of receipt of an invoice if the Client considers such invoice incorrect or invalid for any reason.

11.5	Should either Party fail or refuse to make any payment due to the other Party by the due date, the amount due shall bear interest at four per cent (4%) per annum over the base rate of Barclays Bank PLC calculated from the date when such amount is due to the date of payment.

11.6	The Client shall as soon as reasonably practicable after the end of each calendar month (and in any event no later than seven (7) Business Days after the end of each calendar month) provide the Supplier with a monthly report setting out (in reasonable detail) the amount of Client Incentives for that month to enable the Supplier to prepare its invoice to the Client in respect of that month, and such report shall be in a form agreed in writing (including email) between the Parties from time to time (“Client Incentives Report”). If the Client fails to provide the Supplier with a Client Incentives Report for any given month in accordance with this clause 11.6, the Client Incentives applicable to that month shall not be deemed Incentives and shall not be deducted from the GGR for calculating NGR in that month.

12.	DATA PROTECTION

12.1	The Parties acknowledge and agree that:

12.1.1	the Client and the Supplier will each act as separate Controllers in respect of the Agreement Personal Data;

12.1.2	they will Process the Agreement Personal Data in accordance with their respective obligations under Data Protection Laws, implementing appropriate technical and organisational measures to ensure an appropriate level of security to protect the Agreement Personal Data;

12.1.3	they will notify the other Party (within three (3) days of receipt) if it receives a complaint or request from a Data Subject or any third party and will promptly cooperate with, and/or assist the other Party with such complaint/request. The Parties acknowledge that while the Supplier Processes Agreement Personal Data, the Agreement Personal Data is pseudonymised. As such, if a Data Subject rights request is received by the Supplier, the Supplier may require further information from the Client in order to respond and the Client shall promptly provide such information on request;

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12.1.4	they will promptly cooperate with, and/or assist the other Party in relation to any reasonable request for cooperation and/or assistance and/or the provision of information relating to its Processing of the Agreement Personal Data, including in relation to responses to requests from Data Subjects to exercise their rights under the Data Protection Laws or as may be reasonably necessary in the event of a Data Security Incident;

12.1.5	they will not do anything (whether by act or omission) which would cause the other to breach any of its obligations as a Data Controller under any relevant Data Protection Laws; and

12.1.6	they will not do anything which may damage the reputation of the other as it may relate to the Processing of Agreement Personal Data.

12.2	The Client shall always provide the Supplier’s player privacy notice (as made available on the Supplier’s website from time to time and available as at the Execution Date at https://www.kambi.com/news-insights/fair_player_processi/kambi-player-fair-processing-notice/) to its Customers. If the Supplier changes such player privacy notice, it shall notify the Client.

12.3	Each Party shall take reasonable steps to ensure the reliability of any of its employees, agents, contractors, directors, or officers (together, “Personnel”) who may have access to Agreement Personal Data, ensuring in each case that access is limited to those Personnel who need access for the purposes of providing the Service. Each Party shall ensure that all of its Personnel:

12.3.1	are informed of the confidential nature of the Agreement Personal Data and of that Party’s obligations under this Agreement in relation to such Agreement Personal Data;

12.3.2	are subject to confidentiality obligations;

12.3.3	have undertaken appropriate training in relation to Data Protection Laws; and

12.3.4	are subject to appropriate technical and organisational security measures when accessing Agreement Personal Data.

12.4	Each Party shall be responsible for compliance with the Data Protection Laws by each of its Personnel, including for any Data Security Incident caused by any such persons.

12.5	Following the Termination Date, each Party shall be entitled to retain a copy of the Agreement Personal Data that they are an independent controller of and each Party will be separately liable for that portion of the Agreement Personal Data that they Process as independent Data Controllers.

12.6	The Supplier will set cookies (first party, session, persistent and also cookies controlled by Third Parties) that may be placed in Customer’s device(s) and collect information. It is Client’s responsibility to provide clear and comprehensive information to Customers (in respect of the Supplier’s use of cookies, in compliance with Data Protection Laws. Where the Supplier requires a cookie to be placed on the Client’s website, the Supplier will provide to the Client information to be included within the Client’s cookies information provided to Customers. If the Supplier changes the cookies or information about its cookies, the Supplier will promptly provide updated information to the Client to provide to Customers in accordance with this Clause 12.6.

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12.7	Where a Restricted Transfer is being made to a Third Country, such transfer shall be conducted on a Controller-to-Controller basis using the Standard Contractual Clauses which will be incorporated by reference into this Agreement and which shall apply to the Processing as follows:

12.7.1	the Supplier shall be the data exporter and the Client shall be the data importer;

12.7.2	the Supplier shall be deemed to have entered into the Standard Contractual Clauses in the Supplier’s own name and on behalf of any Affiliates who also act as Controller in relation to such Agreement Personal Data;

12.7.3	the Client shall be deemed to have entered into the Standard Contractual Clauses in the Client’s own name, where applicable, and has the authority to also be deemed to have entered into the Standard Contractual Clauses on behalf of any Affiliates outside of the EU who also act as Controller in relation to such Agreement Personal Data;

12.7.4	the provisions of Schedule 7 will be deemed to be set out in the Appendices to the Standard Contractual Clauses;

12.7.5	notwithstanding Clauses 26 and 27.10, the Standard Contractual Clauses shall be governed by the substantive law of Ireland and any dispute between the Parties arising out of or in connection with the Standard Contractual Clauses shall be referred to and finally resolved by arbitration under the Expedited Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Rules”), which SCC Rules are deemed to be incorporated by reference into this Clause. The seat or legal place of arbitration shall be Dublin, Ireland and the language to be used in the arbitration shall be English, and the arbitration shall be conducted in complete confidence; and

12.7.6	where and to the extent only that the Standard Contractual Clauses apply, the Standard Contractual Clauses will prevail over any inconsistent or conflicting provisions within this Agreement as they relate to such transfers of Agreement Personal Data.

JOINT CONTROLLERS

12.8	The Parties acknowledge and agree that they shall be acting as Joint Controllers of the Agreement Personal Data where the Client and the Supplier specifically discuss and agree:

12.8.1	To place a Customer(s) within a different betting risk profile;

12.8.2	To revise (either up or down) a Customer’s betting limit;

12.8.3	The specific guidelines and risk parameters for making decisions on the profitability of a given player in light of any specific insight which the Client may have about that Customer.

12.8.4	the Client’s use of the Supplier’s bonus tool; and/or

12.8.5	for such other purposes as may be agreed upon in writing between the Supplier and the Client from time to time..

12.9	Where the Parties act as Joint Controllers, they agree that:

12.9.1	they will comply with the obligations laid out in Clause 12.1 (except Clause 12.1.1) above; and

12.9.2	in the event that a Data Subject rights request is received, it shall be the responsibility of the Client to respond to such a request given that the Supplier only processes pseudonymised Agreement Customer Data. Accordingly, the Client shall be responsible for responding to any such Data Subject rights request and the Supplier shall cooperate and provide assistance, as required, per the obligation set out above;

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12.9.3	in the event that a Data Security Incident arises, the Party that first becomes aware of the Data Security Incident shall notify the other Party without undue delay, and in any event within 48 hours of becoming aware of the Data Security Incident and the Parties shall cooperate and provide assistance in resolving and/or addressing the Data Security Incident, as set out above. In particular, the parties shall work together to assess the cause of the Data Security Incident and identify appropriate technical and organizational measures to prevent such an incident from happening again; and without impacting on each Party’s own obligation under Data Protection Law, assessing the need to report the Data Security Incidents to any supervisory authority and/or data subjects.

13.	INTELLECTUAL PROPERTY RIGHTS

13.1	The Client acknowledges and agrees that its only right to use the Service is as set out in clause 2 and that all lPRs in or relating to the Service are and will remain the exclusive property of the Supplier and/or its Affiliates or, in the case of IPRs of a Third Party, the relevant Third Party.

13.2	The Client grants to the Supplier and its Affiliates a royalty free, non-exclusive, non-transferable, worldwide right to use, for the Term, the Client’s name and trade mark for the Supplier and its Affiliates’ promotional purposes and as otherwise reasonably required in order to provide the Service.

13.3	Nothing in the relationship between the Parties shall constitute or shall be deemed to constitute an assignment or transfer of any IPR from one Party to the other.

13.4	Subject always to Clauses 2.3 and 13 if a Third Party Claim for infringement or alleged infringement of any IPR in or relating to the Service and/or the Data and Content Services and/or any part of each thereof (or the provision of any of the foregoing by the Supplier to the Client) is made (or in the reasonable opinion of the Supplier is likely to be made), the Supplier may, in its discretion and without prejudice to any of the Client’s rights or remedies in Clause 16:

13.4.1	procure the right for the Client to continue receiving the Service and/or the Data and Content Services (or the relevant part thereof);

13.4.2	modify or replace the Service and/or the Data and Content Services (or the relevant part thereof);

13.4.3	where the infringement only affects part of the Service and/or the Data and Content Services, suspend or discontinue the affected part of the Service and/or the Data and Content Services; or

13.4.4	terminate this Agreement in whole or (where in the reasonable opinion of the Supplier it is feasible to do so) in relation to the specific Territory(ies) to which the infringement or alleged infringement relates, with immediate effect on written notice to the Client without any further liability of the Supplier to the Client and/or its Affiliates in relation to such termination.

The Client shall promptly notify the Supplier in writing of any such claim, demand, action or any relevant allegation of which it becomes aware from time to time.

13.5	The Supplier shall have no obligation under clause 16.2.1 below, to the extent that the relevant Third Party Claim is based upon or arises out of the Client’s use of the Service otherwise than in accordance with the terms and conditions of this Agreement.

13.6	In any of the circumstances described in this clause 13 the Client shall be solely responsible for managing communications with Customers and disclosure of information in relation to the infringement. The Client shall not identify the Supplier in any such communication or disclosure.

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13.7	If the Supplier’s use of any assets to which IPRs attach which have been granted to it by the Client under this Agreement is held by a Competent Authority to constitute an infringement or, in the reasonable opinion of the Supplier is likely to be held to constitute an infringement, of a Third Party’s IPRs, the Supplier may, remove such assets from the Service until such time as the Client is able to demonstrate to the Supplier’s satisfaction that the use of the assets to which the IPRs pertain no longer constitutes an infringement. Where reasonably possible the Supplier will notify the Client of such removal.

13.8	The remedies in clauses 13.4, 13.7, and 16.2 shall be each Party’s sole remedy in respect of a Third Party Claim for infringement of IPR.

13.9	The Client acknowledges and accepts that the Supplier owns all rights (including all lPRs) in the odds created from the process of setting the odds, based on probability (known as odds compiling).

13.10	In the event that the Supplier wishes to enforce its IPRs in the odds against any Third Party, the Client agrees to provide all reasonable assistance (at the Supplier’s expense) with such enforcement.

14.	LIABILITY

14.1	Nothing in this Agreement shall limit or exclude either Party’s (and/or its Affiliates) liability for: (i) death or personal injury resulting from its negligence; (ii) its fraud or fraudulent misrepresentation; (iii) any liability to the extent that it cannot be excluded or limited by Applicable Law; (v) in respect of the Client only, its obligation to pay the Fees, any Taxes (including Sales Taxes), and any interest (pursuant to Clause 11.5).

14.2	Subject to this clause 14, neither Party nor its Affiliates shall be liable to the other Party or its Affiliates for:

14.2.1	any loss suffered by the Client to the extent caused by an Excusable Cause;

14.2.2	any loss caused by a Force Majeure Event;

14.2.3	any loss of profits, turnover, data, business opportunities, anticipated savings, loss of goodwill, loss of business or loss of reputation (in each case whether direct or indirect); or

14.2.4	any indirect, special, incidental, punitive or consequential losses or damage.

14.3	Unless otherwise expressly stated in this Agreement, subject to Clauses 14.1 and 14.4 and without prejudice to Clause 14.2, the total aggregate liability of each Party and its Affiliates which arises from Actions which occur in any one Contract Year, whether in contract (including any indemnity), tort (including negligence), equity or for breach of statutory duty or in any other way howsoever arising out of or in connection with this Agreement and/or all or any part of the Service shall not exceed the greater of: (i) 100% of the Business Fees and any Minimum Guarantee paid or payable to the Supplier during such Contract Year; and (ii) USD 250,000, subject always to each Party’s and its Affiliates’ total aggregate liability arising out of or in connection with this Agreement and/or all or any part of the Service for the Term and thereafter being limited to USD 1,500,000.

14.4	There shall be no limitation or exclusion of liability under Clauses 14.2 or 14.3 in relation to:

14.4.1	a breach of Clause 2.3;

14.4.2	the indemnities in Clause 16.1 and Clause 16.3.

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14.5	The Supplier (and its Affiliates):

14.5.1	shall not have any liability (in contract, tort (including negligence), in relation to Data and Content Services (including in respect of any IPRs in the Data and Content Services from time to time;

14.5.2	does not give any warranties, undertakings, or representations in respect of any Data and Content Services (including in respect of any IPR in or relating to the Data and Content Services from time to time);

14.5.3	shall not have any liability (in contract (including any claim under Clauses 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and/or 15), tort (including negligence), equity or for breach of a statutory duty or in any other way) out of or in connection with any Bespoke Manual Bet (PR Bet).

14.6	To the extent a Data and Content Provider materially breaches its agreement with the Supplier in respect of that Data and Content Provider’s Data and Content Services and the Client suffers a loss as a result of such breach (and notifies the Supplier in writing within thirty (30) days of such occurrence), then the Supplier shall pass on to the Client any amount recovered (if any) by the Supplier in relation to such breach, provided that any such amount shall first be equitably pro-rated by the Supplier (using its reasonable discretion) amongst the Client, the Supplier (and its Affiliates) and the Supplier’s (and its Affiliates’) other customers impacted by such breach.

14.7	Any breach of the Client’s obligations under this Agreement that is caused in whole or in part by the act or omission of a Client Contractor or an Affiliate of the Client will be deemed to be the act or omission of the Client and the Supplier and its Affiliates shall not be in breach of any of its obligations under this Agreement where such breach is caused in whole or in part by an act or omission of a Client Contractor, an API User or an Affiliate of the Client.

14.8	Without limiting either Party’s liability under this Agreement, during the Term each Party shall maintain, at its expense, appropriate insurance in respect of this Agreement. During the Term the Supplier agrees that it shall not materially decrease the limits on any insurance policy that is relevant to the provision of the Services under this Agreement which the Supplier has in place as of the Effective Date.

15.	OPERATIONAL ISSUES

15.1	Both Parties accept that Operational Issues do occur from time to time, however the Supplier shall use commercially reasonable measures to minimise Operational Issues. The Parties shall cooperate in good faith to ensure a prompt detection of Operational Issues and the Client shall promptly undertake all reasonable action in order to cooperate with and support the measures that the Supplier shall implement to limit and/or manage the associated risks.

15.2	Operational Issues shall be resolved via standard practice system functionality such as voiding, resettlement. Unless required otherwise by Applicable Law in which the Parties shall comply with such requirement of Applicable Law or relevant Gaming Authority, if an Operational Issue cannot be resolved in by voiding, resettlement or other standard practice system functionality, the Parties shall jointly decide whether to either:

15.2.1	make the Payout to which that Operational Issue relates notwithstanding the occurrence of that Operational Issue; or

15.2.2	pay an amount to the relevant Customer(s) in connection with that Operational Issue (being a “Premium”), in which case the Supplier’s liability in respect of such Premium be limited to the amount calculated using the following formula:

A MULTIPLIED by B, where:

A = an amount expressed as a decimal which is the percentage of NGR payable to the Supplier in accordance with paragraph 1 of Schedule 1 in respect of the month in which the Premium is paid to the Customer; and

B = the amount of the Premium.

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15.3	If an Operational Issue results in a Mandated Operational Issue Payment, then, within such time period as prescribed by the Gaming Authority or if no time period is prescribed by the Gaming Authority, within a reasonable time period, of the Operational Issue occurring, the Client, in writing (including email):

15.3.1	notifies the relevant Gaming Authority of the Operational Issue that resulted in a Mandated Operational Issue Payment and (where legally possible) requests that such Gaming Authority permit the relevant wager to be voided, and

15.3.2	demonstrates, that despite such request, the relevant Gaming Authority has required the Mandated Operational Issue Payment to be paid to the relevant Customer,

then the Supplier shall pay to the Client a share of the Mandated Operational Issue Payment in connection with that Operational Issue, which share shall, subject to Clauses 14, 15.1, 15.8,  15.9 and  15.10, be limited to the amount calculated using the following formula:

A MULTIPLIED by B, where:

A = an amount expressed as a decimal which is the percentage of NGR payable to the Supplier as the Business Fee in the calendar month in which the Mandated Operational Issue Payment is paid to the Customer; and

B = an amount that is equal to the relevant Mandated Operational Issue Payment.

15.4	If the Client does not satisfy all of the criteria in Clause 15.3 then any resulting Mandated Operational Issue Payment shall be a Payout, and Clause 15.3 shall not otherwise apply. Where a Mandated Operational Issue Payment is a Payout, then that sum shall be taken into account in the calculation of the NGR in the calendar month immediately following the calendar month when the relevant Operational Issue occurred. For the avoidance of doubt, if the relevant Gaming Authority permits the relevant wager to be voided pursuant to the Client’s request as described in Clause 15.3 then, since no payment to the relevant Customer is required in respect of the relevant wager, neither the mechanism in Clause 15.3 for sharing liability for the Mandated Operational Issue Payment nor the treatment of the Mandated Operational Issue Payment as a Payout as per this Clause 15.4 shall apply.

15.5	Reconciliation of any payments with respect to Premiums shall be conducted on a retrospective, monthly basis, provided that there shall be no such reconciliation in any month until the total amount paid out in connection with Operational Issues is at least USD 2,000, and in such event the next invoice issued by the Supplier for the Fees shall be adjusted to reflect the sum that the Supplier is liable for under Clause 15.3, otherwise it shall be deferred until the next invoice issued by the Supplier after the total of Premiums to be paid out for Operational Issues exceeds such amount.

15.6	If all or part of a Premium or Mandated Operational Issue Payment in either case of USD 50,000 or above, is subsequently used by the relevant Customer(s) within six (6) months of the relevant Operational Issue occurring for the further placement of bets or otherwise recovered through the Client Gaming Platform, the Client shall report such amounts to the Supplier and shall reimburse the Supplier the amount paid by the Supplier in respect of that Mandated Operational Issue Payment or Premium (or, if only part of the Mandated Operational Issue Payment or Premium is reinvested by the relevant Customer(s), the amount reimbursed to the Supplier by the Client shall be pro-rated accordingly). The next invoice issued by the Supplier for the Fees shall be adjusted to reflect the sum reinvested by the Customer. If all or part of such Premium or Mandated Operational Issue Payment is withdrawn by the relevant Customer but an amount(s) up to the value of such Premium or Mandated Operational Issue Payment is subsequently redeposited by such Customer and has been retained by the Client within such six (6) month period, then this Clause shall apply equally to such redeposited amount(s).

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15.7	Subject to Clause 14.1, the Supplier shall not be liable for any compensation or payment which the Client unilaterally decides to pay to a Customer other than in accordance with Clauses 15.2 to 15.6 and therefore any such amounts shall, in particular, not be a Premium or a Payout.

15.8	To the extent that an Operational Issue is caused by any errors arising (whether directly, indirectly, partly or solely) from an act or omission of the Client, its Affiliates, a Client Contractor and/or a Data and Content Provider and/or any error in the Data and Content Services then the Supplier shall have no liability to the Client for that Operational Issue.

15.9	The remedies set out in Clause 15.2 and Clauses 15.3 and 15.4 are, subject to Clause 14.1, the Client’s sole and exclusive remedy with regard to the Supplier’s liability in respect of Clause 15.1 and for any Operational Issues.

15.10	Any Losses and other claims, amounts, costs and liability of the Supplier arising out of or in connection with this Clause 15 will be subject to and count towards the limitations of liability in Clause 14.3.

16.	INDEMNITIES

16.1	The Client shall indemnify, defend and hold harmless each Supplier Indemnified Party from and against all Losses arising out of or in connection with:

16.1.1	any breach by the Client and/or its Affiliates of Clauses 2.2, 2.3 and/or 8;

16.1.2	any breach of Clause 10.15 (Restricted Territories).

16.2	Subject to Clauses 14.2, 14.3, 14.5 and 14.7 and the Indemnified Party’s compliance with Clause 16.4:

16.2.1	the Supplier shall indemnify, defend and hold harmless each Client Indemnified Party from and against any and all Losses that arise out of or in connection with any Third Party Claim brought against or suffered by the Client, solely to the extent that such Third Party Claim arises out of or in connection with the Supplier’s provision of the Service infringing the IPR of any Third Party (but at all times excluding where the Client is responsible for Bet Offers and content under this Agreement, including pursuant to Clause 2.3); and

16.2.2	the Client shall indemnify, defend and hold harmless each Supplier Indemnified Party from and against any and all Losses that arise out of or in connection with any Third Party Claim brought against or suffered by the Supplier, solely to the extent that such Third Party Claim arises out of or in connection with the Supplier’s use of any Client Assets infringing the IPR of any Third Party.

16.3	The Client shall indemnify, defend and hold harmless each Supplier Indemnified Party against any and all Losses arising out of or in connection with any claims, allegations or proceedings made or initiated by a Market Access Partner or its Affiliates or associated entities against the Supplier.

16.4	If a Party, (the “Indemnified Party”) becomes aware of a Third Party Claim (or any matter that might give rise to a Third Party Claim) to which Clause 16.2 applies:

16.4.1	it will immediately give written notice to the Party which has given the relevant indemnity (in such capacity, the “Indemnifying Party”) stating in reasonable detail the nature of such Third Party Claim or matter and, if practicable, the amount claimed and shall consult with the Indemnifying Party in respect of such Third Party Claim or matter;

16.4.2	the Indemnified Party will not settle or compromise or make any admission of liability, agreement or compromise in relation to such Third Party Claim or matter without the prior written consent of the Indemnifying Party;

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16.4.3	the Indemnified Party will at all times promptly disclose in writing to the Indemnifying Party all information and documents relating to such Third Party Claim or matter;

16.4.4	the Indemnified Party will take all such actions as the Indemnifying Party may request to dispute, resist, defend, appeal, settle, compromise, remedy or mitigate such Third Party Claim or matter, including using professional advisers nominated by the Indemnifying Party (with all reasonable professional costs properly incurred by the Indemnified Party as a result of such a request to be borne by the Indemnifying Party);

16.4.5	if so requested by the Indemnifying Party, the Indemnified Party will allow the Indemnifying Party exclusive conduct of all proceedings in relation to the Third Party Claim in the name of and on behalf of the Indemnified Party, at the cost of the Indemnifying Party; and

16.4.6	if the Indemnifying Party takes conduct of a Third Party Claim then the Indemnifying Party will give reasonable information on a reasonably regular basis to the Indemnified Party as to the progress of that Third Party Claim.

16.5	The Indemnifying Party shall not settle any Third Party Claim that requires the Indemnified Party to pay un-indemnified amounts or limits its rights without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

16.6	Provided that the Indemnified Party gives written notice in accordance with Clause 16.4.1 and if the Indemnifying Party then fails or refuses to assume control of the defence of a relevant Third Party Claim, the Indemnified Party shall have the right but no obligation to defend against such Third Party Claim, including settling such Third Party Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. The Indemnifying Party’s delay or failure to perform any obligations under this clause 16.4 will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has suffered actual prejudice as a result of such delay or failure.

17.	TERM AND TERMINATION

17.1	This Agreement shall commence on the Effective Date and shall continue for the duration of the Initial Period. For the avoidance of doubt, after the expiration of the Initial Period, this Agreement shall continue in a rolling basis until it is terminated pursuant to its terms.

17.2	Either Party may terminate this Agreement upon the provision of at least one hundred and eighty (180) days’ prior written notice to the other Party, provided that such termination shall not be effective before the expiry of the Initial Period.

17.3	Without prejudice to any other right or remedy available to it, this Agreement may be terminated immediately by either Party (the “Non-Defaulting Party”) by written notice to the other Party (the “Defaulting Party”) where:

17.3.1	the Defaulting Party commits a material breach of this Agreement, which is either irremediable or, where capable of remedy, is not remedied within thirty (30) days starting on the date of receipt of a written notice from the Non-Defaulting Party specifying the breach and requiring it to be remedied. Breach by the Client of Clause 10.15 shall be considered a material breach that is not capable of remedy;

17.3.2	the Defaulting Party fails to pay any invoice issued by the Non-Defaulting Party within ten (10) Business Days of its due date;

17.3.3	the Defaulting Party stops carrying on all or a significant part of its business, or indicates in any way that it intends to do so;

17.3.4	the Defaulting Party is subject to an Insolvency Event;

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17.3.5	the Defaulting Party is prevented from the performance of substantially all of its obligations for a continuous period in excess of forty-five (45) Business Days due to a Force Majeure Event;

17.3.6	the Defaulting Party ceases to be able to carry on all or a material part of its business activities as a result of a withdrawal of any Gaming Approval that is required for the provision or use of the Service in the Territory under this Agreement;

17.3.7	the Non-Defaulting Party is notified in writing by any Gaming Authority that there is a reasonable likelihood that the Non-Defaulting Party may lose a Gaming Approval due to an act or omission of the Defaulting Party, and the Defaulting Party fails to remedy such act or omission to the reasonable satisfaction of both the Non-Defaulting Party and the relevant Gaming Authority within twenty (20) Business Days from the date of being called upon in writing to do so (or such shorter period as the relevant Gaming Authority requires); or

17.3.8	the Non-Defaulting Party has suspended this Agreement pursuant to Clause 21 and the matter giving rise to such suspension has not been resolved to the Non-Defaulting Party’s reasonable satisfaction within twenty (20) Business Days of the start of such suspension.

17.4	Without prejudice to paragraph 4 of Schedule 4, if the Service Availability level falls below 95.00% for more than three (3) consecutive months, the Client will be further entitled (but not obliged) to immediately terminate the Agreement on notice, provided that such notice shall not be effective unless the Client notifies the Supplier that the Service Availability has fallen below 95.00% for the third consecutive month, within fourteen (14) days of the Client first becoming aware of such fall in the Service Availability.

18.	CONSEQUENCES OF TERMINATION

18.1	Without prejudice to any obligations or rights which have accrued to either Party at the Termination Date, upon termination of this Agreement for any reason:

18.1.1	all rights granted by one Party to the other Party under this Agreement shall cease and (except to the extent necessary in order to perform its obligations under Clause 18.1.3) each Party shall immediately cease using the IPR and other material owned by the other Party, its Affiliates and/or licensors;

18.1.2	the Parties shall promptly (and in any case within five (5) Business Days of the Termination Date) pay to each other any sums then due under this Agreement;

18.1.3	the Client shall cease all activities authorised under this Agreement immediately except for a period of up to six (6) months (or longer if required by applicable Gaming Authority) in relation to any open bets placed prior to the Termination Date, which further to good faith discussions between the Parties shall either be settled or voided during such period (and the Supplier shall continue to invoice the Client and the Client shall continue to pay the Fees in respect of the same in accordance with Clause 11);

18.1.4	subject always to Clause 12.4, on request of the other Party, each Party shall (at its election) promptly destroy or return to the other Party any and all of such other Party’s, its Affiliates’ and/or licensors’ materials (including all Confidential Information of such other Party) that are in the possession, custody or control of the first Party, its Affiliates, agents, subcontractors or Client Contractors (as appropriate), except where otherwise required by a Party to comply with their own regulatory compliance obligations. For the avoidance of doubt, upon termination for any reason the Client shall be able to download from the data warehouse a copy of the risk rating and categorisation for its Customers based on the information the Supplier has at the point of termination and the Client shall be able to use such rating and categorisation information post termination; and

18.1.5	the Client shall (and shall procure that each API User shall) cease use of all APIs of the Supplier.

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18.2	Upon the partial termination of this Agreement in relation to a portion but not all of the Territory, the country, state, province, or other territory of the Territory that is subject to the termination shall immediately cease to be deemed part of the “Territory” under this Agreement.

18.3	Save as set out in this Clause 18 the Parties shall have no further obligations or rights under this Agreement after the Termination Date, except that Clauses 1, 10.10, 12, 13.1, 13.10, 14, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 16, 19, 20, 22, 23, 25, 26 and 27, and those Clauses the survival of which is necessary for the interpretation or enforcement of this Agreement shall continue to have effect after the end of the Term.

19.	CONFIDENTIALITY

19.1	Subject to Clause 19.2, each Party (the “Receiving Party”) undertakes that it will not, at any time during or after the Term, use, divulge or communicate to any person (except to its professional representatives or advisers and any Affiliates, employees, agents, subcontractors or Client Contractors who need to access such information for the performance of the Receiving Party’s obligations under this Agreement and provided that such Party shall procure their compliance with this Clause 19), any trade secrets or Confidential Information of the other Party or its Affiliates (“Disclosing Party”) which may have or may in the future come to its knowledge.

19.2	The obligation of confidentiality contained in Clause 19.1 shall not apply to Confidential Information solely to the extent that such Confidential Information:

19.2.1	at the time of its disclosure by the Disclosing Party is already in the public domain, or subsequently enters the public domain, other than by breach of this Agreement by the Receiving Party. The foregoing shall not apply to any work product of the Supplier or Performance Data;

19.2.2	is at any time acquired by the Receiving Party from a Third Party having the right to disclose the same to the Receiving Party without breach of obligation owed by that Third Party to the Disclosing Party;

19.2.3	is required to be disclosed by Applicable Law, stock exchange rules or order of a Gaming Authority or Competent Authority, provided that any such disclosure is limited to that which is so required and prior to such disclosure the Receiving Party shall, wherever possible and permitted by Applicable Law, advise the Disclosing Party of the proposed form of the disclosure; or

19.2.4	is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party.

19.3	Without prejudice to any other rights or remedies that the Disclosing Party may have, the Receiving Party acknowledges and agrees that the Disclosing Party shall, without proof of special damage, be entitled to an injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this Clause 19, in addition to any damages or other remedy to which it may be entitled.

20.	AUDIT AND COOPERATION

20.1	Each Party shall (and shall procure that its Affiliates shall), during the Term (and for at least three (3) years thereafter), maintain information, documents and records relating to the performance of and compliance with this Agreement, including all books of account kept in accordance with applicable accounting principles in force at the relevant time showing in detail the GGR, NGR, Stakes and Payouts (the “Records”).

20.2	Each Party shall ensure that any recognised firm of auditors appointed by the Supplier have, upon reasonable but at least forty-eight (48) hours prior notice prior notice, and not more than once in any twelve (12) month period, (provided that the Supplier may carry out additional Audits in any twelve (12) month period where: (i) required by any Gaming Authority or in order to comply with Applicable Law; or (ii) where the Supplier has reasonable grounds to suspect that the Client has committed a material breach of this Agreement, or has committed fraud, or a fraudulent misrepresentation) reasonable access to the Client’s principal place of business to inspect and/or audit the Records (with the right to take reasonable copies) for the purpose of verifying compliance with this Agreement (an “Audit”) during the Term and for three (3) years thereafter, provided that the Auditing Party shall ensure that all information, systems, documents and other materials accessed, inspected, audited or used in relation to any Audit (including any copies of the same) shall be treated as Confidential Information of the Audited Party.

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20.3	If any Audit reveals a material breach of this Agreement by the Client, the Client (including, an underpayment of Fees of 5% or more by the Client), shall reimburse the Supplier for the costs of such Audit, provided that the Supplier submits to the Client reasonable evidence of such material breach. In respect of any underpayments (whether greater than 5% or not) by the Client revealed in any Audit, the Client shall make an appropriate correcting payment (as well as interest pursuant to Clause 11.5) to the Supplier within thirty (30) days of receipt of an invoice in respect of the same.

20.4	If the Client or any of its Affiliates creates a sports betting solution to replace the Service (or any part thereof) for use after the Termination Date, the Supplier will have the right, during the Term and for three (3) years after the Termination Date, to require that a Third Party specialist performs a technical audit of such sports betting solution, in order to verify that such sports betting solution does not infringe the IPR of the Supplier and/or any Supplier Affiliate. The Client shall provide all reasonable support, information, cooperation, and access to such sports betting solution to facilitate such an audit.

20.5	Each Party shall, upon written request, provide to the other Party all relevant information and documentation which is required by any Gaming Authority and shall cooperate in good faith with that Party for successful completion of any inquiry or due diligence as may be conducted from time to time.

20.6	Subject to clause 20.3, an Auditing Party shall be responsible for all costs howsoever arising in relation to both Parties in connection with such relevant Audit.

20.7	Any Records or materials reviewed during an audit shall be deemed Confidential Information.

21.	SUSPENSION

21.1	Without prejudice to its other rights under this Agreement, the Supplier may suspend the provision of the Service (in whole or in part, including in respect of any part of the Territory) and any associated obligations and responsibilities under this Agreement if:

21.1.1	the Supplier receives an opinion from independent counsel which provides that in the opinion of such counsel, the Client (and/or any of its Affiliates) is in breach of Clauses 10.7.1, 10.7.2 and/or 10.9 and/or the supply (and/or the Client’s and/or any of its Affiliate’s use) of the Service (or any part thereof) may be considered illegal or entail any type of civil or criminal liability to the Supplier and/or any of its Affiliates (and/or may expose any of them to regulatory enforcement, including suspension or revocation of any Gaming Approval), provided that such counsel is licensed to practise law in the part(s) of the Territory which is impacted or is licensed in the jurisdiction of such Gaming Approval. If the Client disputes the grounds for such suspension, either Party may submit the issue to binding arbitration pursuant to Clause 26.1 and the suspension shall continue until the issue is resolved by the arbitrator;

21.1.2	either Party receives: (i) an order or notice by a Gaming Authority to cease the supply and/or use of the Service (or any part thereof); and/or (ii) an indication from a Gaming Authority that the Client and/or the Supplier (and/or any of their respective Affiliates and/or any Market Access Partner) may be in breach of Applicable Law in respect of the supply and/or use of the Service (or any part thereof) and/or may be subject to regulatory enforcement (including suspension or revocation of a Gaming Approval) in respect of such supply and/or use. The suspension mentioned in this Clause shall continue until such Gaming Authority has revoked such order or notice or retracted such indication;

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21.1.3	the Client (and/or any of its Affiliates) is unable to make use of the Service in all or any part of the Territory under this Agreement as a result of a withdrawal of any Gaming Approval; or

21.1.4	the Client has not paid any invoice that is not subject to a bona fide dispute by its due date and such payment remains outstanding following 14 days’ written notice from the Supplier to remedy such non-payment.

21.2	Both Parties agree to cooperate in good faith with each other as necessary to implement any suspension pursuant to Clause 21.1.

22.	ASSIGNMENT

22.1	This Agreement will be binding upon the Parties hereto and will inure to the benefit of each Party’s successors and permitted assigns.

22.2	Unless agreed otherwise in writing and subject to Clause 22.4, neither Party shall assign any of its rights or obligations under this Agreement, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed).

22.3	Any purported assignment or other transfer of rights and obligations that is prohibited under this Agreement shall be deemed null and void.

22.4	Either Party may assign its rights and/or obligations to an Affiliate subject to such Affiliate successfully satisfying any reasonable due diligence process and requirements of the other Party and complying with this Agreement. Without prejudice to the foregoing, the assigning Party shall remain primarily liable for any act or omission of any such Affiliate.

23.	NON-SOLICITATION

23.1	The Parties acknowledge and agree that the provision of the Service to the Client by the Supplier is reliant on the Supplier’s and/or its Affiliates’ employees and individual contractors, and the Supplier has legitimate interests in protecting its employees and individual contractors from being solicited for employment or direct service provision by the Client and/or its Affiliates.

23.2	Therefore, the Parties agree that, for the duration of the period: (i) from the Effective Date to the Termination Date; and (ii) for one (1) year following the Termination Date, neither Party shall, and shall ensure that its Affiliates and its subcontractors do not, without the prior written consent of the other Party, in Australia, Malta, Spain, Sweden, the Philippines, the United Kingdom and the United States:

23.2.1	solicit or offer employment to, or

23.2.2	accept services from,

an employee or individual contractor of the other Party and/or any of its Affiliates who has:

(a)	in the case of an employee or individual contractor of the Supplier and/or any of its Affiliates, either:

(i)	performed duties that are directly related to the provision of the Service to the Client; or

(ii)	is or has been a member of the Supplier’s software development team,

in both cases in the two (2) years prior to the Client seeking to either solicit or offer employment to or accept services from such employee or individual contractor; or

(b)	in the case of an employee or individual contractor of the Client and/or any of its Affiliates, been involved in the award and subsequent performance of this Agreement or is a member of the Client’s software development team.

Notwithstanding the foregoing, neither Party shall be prohibited from employing or accepting services from employees or individual contractors of the other Party and/or any of its Affiliates who respond to a general advertisement to the public.

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24.	FORCE MAJEURE

24.1	A Party shall not be deemed to be in breach of this Agreement, otherwise be liable to the other Party or its Affiliates, by reason of any delay in performance, or non-performance, of any of its obligations hereunder (save for obligations relating to payment of any sums due) to the extent that such delay or non-performance is due to a Force Majeure Event and the time for performance of that obligation shall be extended by the duration of the Force Majeure Event and a reasonable period thereafter.

24.2	In the event that Supplier receives any financial compensation from a Third Party as a result of any Force Majeure Event, Supplier shall pay the amount of such compensation to Client after such amount has been pro-rated amongst Client and any of Supplier’s other affected customers.

25.	NOTICE

25.1	Any notice, consent, request, demand, approval, waiver, or other communication to be given or made under or in connection with this Agreement (each a “Notice”) must be in the English language, legible and in writing and be signed by, or on behalf of, the Party giving it.

25.2	A Notice must be served by one of the following methods (and all references to time are to the local time at the place of deemed receipt):

25.2.1	by hand to the relevant address set out in Clause 25.4 and shall be deemed to have been served upon delivery if delivered before 17:00 on a Business Day at the delivery location, or at the start of the next Business Day if delivered at any other time; or

25.2.2	by sending a PDF version of the Notice to the email address set out in Clause 25.4 and shall be deemed served at noon on the Business Day after the email was sent, provided that in proving service, it shall be sufficient to produce a computer printout indicating that the message was sent to the recipient’s email address. Where the Notice is given for breach, termination or a claim under indemnity, a copy of the Notice must also be delivered by hand.

25.3	This Clause does not apply to a notice given in legal proceedings, arbitration, or other dispute resolution proceedings.

25.4	Each Party’s addresses for service are as follows (or such other address(es) as a Party may notify to the other Party in writing from time to time by not less than five (5) Business Days’ notice):

Client	Supplier
Name: Bruce Cassidy	Name: Veena Dhesi
Address: 1645 Pine Tree Lane, Suite 2, Sarasota, Florida, 34236, USA	Address: Third Floor, One Queen Caroline Street, London, W6 9HQ
Email: with a copy to dschenck@clarkhill.com	Email: veena.dhesi@kambi.com and with a copy to legal@kambi.com

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26.	DISPUTE RESOLUTION

26.1	The Parties shall attempt in good faith to negotiate a settlement to any dispute between them arising out of or in connection with this Agreement (the “Dispute”) within fifteen (15) Business Days of either Party notifying the other of the Dispute in writing and such efforts shall involve the escalation of the Dispute to a senior manager or director (or equivalent) of each Party. If the Dispute cannot be resolved by the Parties pursuant to this Clause the Parties may refer such Dispute to arbitration pursuant to Clause 26.2 below. The obligations of the Parties under this Agreement shall not cease, be suspended, or delayed by the reference of a Dispute to arbitration and each Party, its subcontractors and their officers, employees and agents shall comply fully with this Agreement at all times.

26.2	Following escalation in accordance with Clause 26.1, any unresolved Dispute shall be referred to and finally resolved by arbitration under the American Arbitration Association Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause. The number of arbitrators will be one. The seat or legal place of arbitration shall be Delaware, USA and the language to be used in the arbitration shall be English, and the arbitration shall be conducted in complete confidence, subject to the exceptions described in Clause 19.2 and subject to the ability to disclose to advisors.

26.3	Any disputes regarding the arbitration process as described in Clause 26 will be subject to the law of the State of Delaware.

26.4	The Parties agree for the purpose of the enforcement of any arbitral award issued hereunder to submit to the jurisdiction of any court in any jurisdiction in which such Party has assets, and for such purpose waive any defence of absence of jurisdiction in any such court for such purpose.

26.5	Nothing in this Clause 26 shall prevent either Party from seeking from any Competent Authority an interim order restraining the other Party from doing any act or compelling the other Party to do any act.

27.	GENERAL

27.1	This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement. Any counterpart may be executed and delivered by pdf or other electronic format, and any such counterpart shall be deemed enforceable to the same extent as an original.

27.2	No announcement, communication or other public disclosure concerning this Agreement or any of the matters contained in it shall be made by, or on behalf of, a Party without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except as permitted in accordance with this Clause 27.2 and/or Clause 19.2.3 and/or as envisaged by Clause 13.2. Where such announcement, communication or disclosure is subject to approval, after it has been so approved either Party may publish the same on any and all channels as such Party considers reasonably appropriate. Other than where Applicable Law requires otherwise, the Client shall be solely responsible for managing communications with Customers and the Client shall not identify the Supplier in any such communication or disclosure (other than where that has been agreed in writing in advance by the Supplier).

27.3	Nothing in this Agreement and no action taken by the Parties in connection with it will create a partnership or joint venture between the Parties or give either Party authority to act as the agent of or in the name of or on behalf of the other Party or to bind the other Party or to hold itself out as being entitled to do so.

27.4	A delay in exercising or failure to exercise a right or remedy under or in connection with this Agreement will not constitute a waiver of, or prevent or restrict future exercise of, that or any other right or remedy, nor will the single or partial exercise of a right or remedy prevent or restrict the further exercise of that or any other right or remedy.

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27.5	A waiver of any right, remedy, breach, or default will only be valid if it is in writing, and only in the circumstances and for the purpose for which the waiver was given and will not constitute a waiver of any other right, remedy, breach, or default.

27.6	This Agreement constitutes the entire agreement between the Parties and supersedes and replaces any prior agreement or arrangement in respect of its subject matter. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations, or from any assurance, misrepresentation, representation or statement (whether made by the Supplier or any other person and whether made to Client or any other person) which is not expressly set out in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other upon which that Party relied in entering into this Agreement. Without prejudice to the foregoing, the only remedy available to a Party in respect of a breach of any representation which is incorporated into this Agreement shall be for breach of contract. Nothing in this Clause 27.6 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.

27.7	The only remedy available to either Party for breach of this Agreement shall be for breach of contract.

27.8	If any term, or part of a term, of this Agreement is found by any court or body or authority of competent jurisdiction to be illegal, unlawful, void or unenforceable, such term will be deemed to be severed from this Agreement and this will not affect the remainder of this Agreement which will continue in full force and effect. In this event, the Client and the Supplier will agree, in accordance with Clause 27.11, a valid and enforceable term to replace the severed term which, to the maximum extent possible, achieves the Parties’ original commercial intention and has the same economic effect as the severed term.

27.9	Other than the Supplier’s Affiliates and the Client’s Affiliates that have been subcontracted rights in accordance with Clause 2.4, a person who is not a Party to this Agreement has no right to enforce such Agreement. The Parties may vary or rescind this Agreement without the consent of their respective Affiliates.

27.10	Subject to Clause 12.7.5, this Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the law of the State of Delaware.

27.11	No variation of this Agreement will be valid or effective unless made in writing, referring to this Agreement and duly signed by, or on behalf of, each Party. No variation of this Agreement will be deemed to be a waiver of any right, remedy, breach, or default of this Agreement.

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Schedule 1

Commercial Terms

The Fee shall be calculated as follows:

1.	BUSINESS FEE AND MINIMUM GUARANTEE

In this Agreement, unless the context otherwise requires:

“Minimum Guarantee” means:

(a)	for the first three (3) calendar months from and including the first Live Launch, no Minimum Guarantee applies;

(b)	for the following six (6) calendar months (i.e. from months four (4) to nine (9) from and including the first Live Launch, USD 20,000 per month;

(c)	for the following three (3) calendar months (i.e., months ten (10) to twelve (12) from and including the first Live Launch), USD 40,000 per month;

(d)	for the following twelve (12) calendar months, USD 60,000 per month;

(e)	and for each of the remaining calendar months during the Term, USD 70,000 per month;

except that, where (i) the first Live Launch occurs part-way through a calendar month, or (ii) the Agreement terminates part-way through a calendar month, the Minimum Guarantee shall be pro-rated accordingly for such calendar month.

1.1	The Business Fee shall be calculated as a percentage of NGR in the relevant calendar month and such percentage shall vary depending on the cumulative amount of GGR generated during the twelve (12) month period commencing either with the first Live Launch or with each anniversary of the first Live Launch, as applicable (“Yearly GGR”), as set out below:

Yearly GGR	Business Fee payable (based on percentage of NGR)
For Yearly GGR up to and including $10,000,000	14%
For Yearly GGR over $10,000,001 up to and including $25,000,000	13%
For Yearly GGR over $25,000,001 up to and including $50,000,000	12%
For Yearly GGR over $50,000,001 up to and including $75,000,000	11%
For Yearly GGR over $75,000,001	10%

1.2	The Business Fee does not include any fees, charges, costs, or expenses for Data and Content Services and any such fees, costs, charges or expenses shall be borne by the Client pursuant to paragraphs 2 and 2.3 below.

1.3	Without prejudice to paragraph 1.1, if the NGR is negative in a given month, such negative amount shall be deducted from the NGR in future months calculating the Business Fee until such negative NGR has been extinguished (“Negative Rollover”).

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1.4	At the end of each calendar month, commencing with the calendar month in which the first Live Launch occurs, the Supplier shall calculate the Business Fee (inclusive of Negative Rollover deduction) for that calendar month and the Supplier shall invoice the Client for and the Client shall pay the Supplier such Business Fee in accordance with Clause 11. At the end of each calendar quarter, the Supplier’s invoice shall also include the balance of the Minimum Guarantee applicable to that calendar quarter to the extent that the Business Fees in respect of such period do not exceed the Minimum Guarantee for such period.

1.5	Notwithstanding the foregoing, in the event that the Service is suspended in full by the Supplier as a result of a Force Majeure Event arising from a pandemic declared by any Competent Authority for a period of at least two (2) full calendar weeks, the Minimum Guarantee for the calendar month(s) of such pandemic will be reduced by fifty percent (50%).

1.6	The Client shall pay the Supplier the following sums accordance with Clause 11:

(a)	Two hundred and forty thousand US dollars (USD 240,000) to be payable upon the Execution Date; and

(b)	Two hundred and forty thousand US dollars (USD 240,000) to be payable upon the first Live Launch

(together the “Up-Front Payments”).

1.7	In consideration of the Up-Front Payments, the Supplier shall issue a credit of ten thousand US dollars (USD 10,000) on each invoice issued pursuant to Paragraph 1.4 above during the Initial Period.

2.	CONTENT SERVICES (OPTIONAL)

2.1	The Client shall reimburse the Supplier for the actual costs incurred by the Supplier for the provision of the following optional Data and Content Services, where the Client elects to take such services (confirmation in writing, including email, to the Supplier shall suffice):

●	live scores, statistics, visualisation, and other optional add-ons from Sportradar (or such other Third Party as notified by the Supplier to the Client from time to time); and

●	any other optional Data and Content Services notified by the Supplier to the Client from time to time.

2.2	The Client acknowledges that the costs for the optional Data and Content Services referenced in paragraph 2.1 above are subject to change, which is not under the Supplier’s control. In the event of any such change, the Supplier shall notify the Client as soon as reasonably practicable.

2.3	To the extent that the Supplier makes available a proprietary soccer visualisation service, and if such a service is requested by the Client in writing, the Supplier will provide such service in return for a fee of USD 5,000 per calendar month, which shall be included in the invoices submitted under Clause 11. If the Supplier develops a visualisation service in relation to additional sports, the fee for such visualisation service shall be subject to agreement between the Parties.

3.	DATA PACKAGE

3.1	The Client shall purchase a package of data and/or content relating to Pre-Match Events and In-Play Events from the Supplier (the “Data Package”). The fees for the Data Package are set out in paragraph 5 of this Schedule 1 (Data Package Fee), and those sums shall be included in the invoices submitted under Clause 11. The Supplier will neither make any profit from, nor apply any mark-up to, the costs of data that are charged to the Client in accordance with this Schedule 1.

3.2	The Supplier reserves the right to select the Data and Content Providers that are used, at its sole discretion.

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3.3	The Client acknowledges that:

●	the events for which data is provided, as described in the table in paragraph 5 of this Schedule 1, may be subject to change at the Supplier’s sole discretion;

●	the Supplier’s Data and Content Service costs may increase over time and the Supplier reserves the right to vary the fees (and/or basis upon which the fees are calculated) of any Data and Content Services affected by such cost increases, or exclude any part of the Service at its sole discretion. The Supplier will inform the Client with reasonable advance notice of any such decision.

3.4	Subject to Clause 14.1, the Supplier will have no liability to provide any part of the Service or for any delay in the provision of any part of the Service which is dependent on Data and Content Services (and may, at its sole discretion, immediately suspend or terminate the provision of the same):

●	where the Client does not (i) elect in accordance with paragraph 2.1 to take relevant optional Data and Content Services; (ii) comply with Clause 6.8; (iii) provide the Supplier with reasonable evidence that the Client has complied with the requirements referred to in Clause 6.8; and/or (iv) does not promptly pay the required fees, or states an intention not to pay the required fees, for any relevant Data and Content Services; and/or

●	where it is caused by any failure or delay by the Data and Content Providers to provide any data or content.

4.	MULTI-BRANDS

Certain Data and Content Providers charge for Data and Content Services on a per brand and/or per territory basis. If the Supplier provides the Service to the Client in respect of multiple brands and/or territories and such provision causes the Supplier to incur additional costs or deductions from such Data and Content Providers, such costs or deductions shall be recharged to the Client and included in the invoices submitted under Clause  11. The Client has the right to reject any such prices provided that rejecting any such prices may mean that the Service (or, at the Supplier’s discretion, part thereof) will not be provided, other than in respect of a single brand and/or territory of the Client.

5.	DATA PACKAGE FEE

5.1	For the purposes of this paragraph 5, the following definitions shall apply:

“Live NGR” means, in respect of each calendar month, stakes on In-Play Events MINUS payouts on In-Play Events MINUS gaming tax on In-Play Events (being the average of the rates per territory, weighted in accordance with the stakes for each territory), in accordance with the agreement(s) between the Supplier and the relevant Data and Content Provider regarding the provision of the relevant In-Play Events; and

“Pre-Match NGR” means in respect of each calendar month, stakes on Pre-Match Events MINUS payouts on Pre-Match Events MINUS gaming tax on Pre-Match Events (being the average of the rates per territory, weighted in accordance with the stakes for each territory), in accordance with the agreement(s) between the Supplier and the relevant Data and Content Provider regarding the provision of the relevant Pre-Match Events;

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5.2	The fees for the Data and Content Package are set out in the following table:

Data and Content Package	Supplier	Annual Events (approx. and subject to regulatory approval)	Charge by Supplier
NBA, MLB and NCAA (excluding NCAA Basketball)	Sportradar	10,000 (including pre-and post-season)

USD 0-4m Live NGR – 1.925% of Live NGR AND
USD 4m+ Live NGR – 1.695% of Live NGR, payable monthly in arrears

Official NBA data available subject to supplementary official data surcharge of 3% of Live NGR payable to Sportradar

NCAA Basketball	BetGenius OR Sportradar	All Division 1 plus Supplier selected lower level events	(for Betgenius) 2% of Live NGR OR (for Sportradar) USD 0-4m Live NGR – 1.925% of Live NGR AND USD 4m+ Live NGR – 1.695% of Live NGR, payable monthly in arrears

NHL	Sportradar	1,300 (all pre-, regular- and post-season)

USD 0-4m Live NGR – 1.925% of Live NGR AND
USD 4m+ Live NGR – 1.695% of Live NGR, payable monthly in arrears

Client to either:

(i) pay an additional 3% of Live NGR payable to Sportradar (with alternative waiver options available) in exchange for guarantee of no supplementary over-license charge from NHL; or

(ii) pay any supplementary over-license charge from NHL;

(iii) choose to enter into an alternative arrangement with the Third Party.

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Data and Content Package	Supplier	Annual Events (approx. and subject to regulatory approval)	Charge by Supplier

ITF Tennis, Supplier selected basketball, handball and other Supplier selected sports	Sportradar	20,000-80,000 as agreed	USD 0-4m Live NGR – 1.925% of Live NGR AND USD 4m+ Live NGR – 1.695% of Live NGR, payable monthly in arrears

Supplier selected competitions, including ENG, SPA, FRA, ITA soccer	Various Third Parties	80,000

Fixed annual fee of approx. USD 40,000-125,000 per US state/brand (subject to state and precise Client event/content choice), payable in twelve equal monthly instalments in arrears. Additional US states/brands may be added at a discounted rate upon prior agreement in writing between the Supplier and the Client

Esports – subject to competition-level regulatory whitelisting and appropriate Supplier licensure	Various Third Parties	Supplier selected key esports coverage (e.g. League of Legends, CS2, Defense of the Ancients 2 (“DOTA 2”) and Supplier selected other head to head content (e.g. FIFA)	Up to a maximum of 9% of Live NGR.

Runningball (from SportsContentCo)	25,000	All Runningball content, including FRA, ESP, ITA, BRA, JAP and CONMEBOL soccer; multiple other soccer competitions; and various volleyball and basketball events.	1-6% of Live NGR dependent on the sportsbook product mix (and typically between 2-4%). This will be subject to a minimum charge of USD 7,500 per annum per US state.

Opta (from SportsContentCo)	3000	Deep-level statistical data used for player proposition markets and ‘betbuilder’ products (primarily soccer).	6-10% of the aggregated Live NGR and Pre-Match NGR, dependent on the sportsbook product mix (and typically between 7-9%). This will be subject to a minimum charge of USD 5,000 per annum in aggregate for all US states.

NFL	Betgenius	272 plus pre- and post-season	N/A (Client must contract directly with Betgenius)

IMG soccer (including MLS), select basketball and Wimbledon / FRA / USA tennis Grand Slams, UTR Tennis, select volleyball, table tennis	IMG	30,000	N/A (Client must contract directly with IMG)

WTA tennis and AUS Open tennis	Sports Content Co	5,000	N/A (Client must contract directly with Sports Content Co)

ATP and Challenger tennis	Sportradar	16,000	N/A (Client must contract directly with Sportradar)

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6.	DEDICATED TRADING SERVICES

Upon the Client’s request, the Supplier shall provide the Dedicated Traders as contemplated by (and defined in) paragraph 2 of Schedule 3 to the Client. The Supplier shall provide this service for the actual cost of employment of each such Dedicated Trader based on the total cash compensation paid to an employee of Supplier, including gross salary, bonuses and other disbursements, plus the actual cost incurred by Supplier for any other employee benefits provided to such employee (i.e., health, dental or disability insurance) determined on an hourly basis (based on a 40 hour; 5 day work week), which is approximately $70,000 per Dedicated Trader (the “Trader Fee”).

schedule 2

Service Terms

1.	SPORTSBOOK SERVICE

1.1	The Service comprises:

○	the provision and hosting of the Supplier’s frontend application in HTML5 for desktop and touch devices, adapted for different screen sizes (e.g. mobile, tablet, desktop), and styling and skinning of such application (“Front End”), in each case to the extent agreed in writing (including via email) between the Parties;

○	the provision of the Supplier’s standard sportsbook offering from time to time, which as at the date of this Agreement includes:

▪	Pre-Match and In-Play Event betting and markets (as described in paragraph 2 of this Schedule 2);

▪	functionality for bet placement;

▪	functionality for providing results and enabling bet settlement, noting that the Supplier will settle Bet Offers in a timely manner after the outcome of an event becomes known to the Supplier;

○	24/7 pricing, Event Risk Management (pursuant to paragraph 3.1 of this Schedule 2), result settlement and Customer Risk Management;

○	second line support 24/7;

○	dedicated client account management; and Client account support; and

○	the additional service(s) (if any) set out in Schedule 3.

1.2	The Service shall not include the provision of retail terminals or parts thereof unless otherwise agreed by the Parties in writing.

1.3	The Supplier may, without liability to the Client or its Affiliates and upon six (6) months’ prior written notice (including email) to the Client, replace the Front End for specific device types (e.g. mobile or tablet) or provide such a replacement via an Affiliate of the Supplier, at no extra fee to the Client.

2.	BETTING OFFERING CONTENT

2.1	Pre-Match Betting

The standard Pre-Match Event betting offering as at the date of this Agreement is specified in Appendix A. Notwithstanding the foregoing, the Supplier may optimise such offering in light of changes to the sporting events calendar from time to time and/or in light of other operational considerations. The standard pre-match betting offering may be varied by the Supplier from time to time.

2.2	In-Play Event Betting

The standard In-Play Event betting offering as at the date of this Agreement is specified in Appendix B1 and B2. Notwithstanding the foregoing, the Supplier may optimise such offering in light of changes to the sporting events calendar from time to time and/or in light of other operational considerations. The standard In-Play Event betting offering may be varied by the Supplier from time to time.

2.3	Bespoke Manual Bets (PR Bet)

The total maximum number of Bespoke Manual Bets (PR Bet) which the Client may request per week, across the Agreement, is fourteen (14). If specifically requested, the Supplier will use reasonable endeavours to provide the Client with background information with regards to the bet and related prices.

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2.4	Notwithstanding any other provision herein, Supplier may, at its sole discretion, refrain from offering, or alter the number of Bet Offers, for a particular event, if the Supplier reasonably demonstrates that: (i) an event is considered suspicious (ii) information about an event is uncertain; (iii) the result of an event has no bearing on the outcome of a particular tournament/league (a so-called “dead rubber” event); or (iv) the estimated odds are below 1.01.

2.5	Without prejudice to Clause 2.3 of this Agreement, the Client may exclude certain Bet Offers or event groups from the Client Gaming Platform. The Client will have access to relevant settings to give effect to any such exclusion.

3.	RISK MANAGEMENT

3.1	Event Risk Management

Decisions with regard to risk exposure per event group, per event and per Bet Offer may be taken by the Supplier in its sole discretion. Any instance where the total risk per Bet Offer, treating all bets as if they were singles (where multiple bets each leg of the multiple is treated as a single) has exceeded EUR 500,000 (the “Risk Amount”) shall be notified to the Client for information purposes. The Parties may amend the Risk Amount by agreement in writing.

3.2	Customer Risk Management

The categories of Customer Risk Management Data may need to be modified on agreement between the Parties from time to time for the purpose of improving Customer Risk Management. Customer Risk Management Data will be used by the Supplier to conduct Customer Risk Management and to create and enhance Customer risk profiles and from time to time the Supplier may match elements of the Customer Risk Management Data across the Supplier’s platform in order to do so.

Other than the limited Agreement Personal Data provided to the Supplier for the purpose of providing the Service, the Client shall ensure that the Supplier will have no access to any other data that the Client holds on its Customers, and the Client will be the sole party communicating with Customers. In order for the Client to communicate professionally with Customers, the Supplier shall, as soon as reasonably practicable after receipt of the Client’s written request, provide to the Client all relevant information in the Supplier’s possession or control in connection with the Service concerning Customers who are affected by Supplier’s Customer Risk Management decisions.

Notwithstanding any other provision herein, the Supplier may use Performance Data and pseudonymised Agreement Personal Data to enhance its services and service offerings to its clients from time to time.

3.3	Partial Bet Approval

Risk Management includes the monitoring and management of risk exposure, including the partial acceptance of bets (“PBA”), the refusal to accept a particular bet due to enhanced customer due diligence and management of suspicious bets.

The majority of bets sent for manual approval via the Supplier’s Partial Bet Approval tool, the so called “PBA,” will be handled within five (5) minutes.

3.4	Theoretical Payback

The theoretical payback and related parameters to be employed by Supplier for all sports, events and bet types are set forth in Appendix A, provided that the Supplier may make changes to such payback and related parameters at its sole discretion. The Supplier may from time to time provide access to a tool or functionality that enables the Client to adjust theoretical payback for some Bet Offers.

3.5	Risk Monitoring

The Client will have access to a book status report via the Supplier’s back office tool where the aggregated risks by Bet Offer can be monitored in real-time.

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schedule 3

Additional Services

1.	RETAIL TERMS

1.1	The Service shall include the Supplier’s standard retail sportsbook offering, which includes the provision of the software client for self-service Retail Terminals and the software client for over-the-counter Retail Terminals (and the maintenance of such software in accordance with the SLA).

1.2	All Retail Terminals are the sole responsibility of the Client including:

●	the physical maintenance and support of the Retail Terminals and ensuring they remain in good working order;
●	the bespoke modifications (if any) in adapting the Service to be compatible with such Retail Terminals, so long as any such modifications are approved by the Supplier in writing in advance of their implementation; and
●	monitoring the proper functioning of the Retail Terminals and upon becoming aware of any error or malfunction of any of the Retail Terminals, informing the Supplier as soon as practicable.

2.	DEDICATED TRADING SERVICES

2.1	During the Term, upon the Client’s request, subject always to paragraph 6 of Schedule 1, the Supplier shall use reasonable commercial endeavours to provide dedicated trader(s) to the Client which shall be fully dedicated to the Client’s account (each, a “Dedicated Trader”). Each Dedicated Trader will work from the Supplier’s U.S. headquarters in Philadelphia, PA. Each Dedicated Trader will specialize in localized offers, made available only to the Client in accordance with paragraph 6 of Schedule 1. These offers could be specific specials to teams in a particular jurisdiction, favourite players in the area, or anything that the Client believes would resonate with its customers. The Client may discontinue a particular Dedicated Trader’s services upon at least twelve (12) months’ advance notice to the Supplier.

2.2	The Client agrees to assume all costs and risks relating to the employment and termination of employment of any Dedicated Traders including on termination or expiry of the Agreement making a permanent offer of employment to each Dedicated Trader in accordance with Applicable Law including in relation to labour/employment (depending on where each Dedicated Trader is based). The Client shall indemnify the Supplier for any and all Losses incurred by the Supplier and/or the Supplier’s Affiliates that arises out of or in connection with or that otherwise related to the employment (including the termination of employment) of any Dedicated Trader.

2.3	If Client, acting reasonably, considers the Dedicated Trader to be unsatisfactory and have created a material adverse impact on the Client’s operations the Parties shall discuss this in good faith, including whether it would be appropriate to replace or remove the Dedicated Trader prior to the end of the twelve (12) month period referred to in paragraph 2.1. If during the Term the Client considers, acting reasonably, that more than two (2) Dedicated Traders are unsatisfactory and have created a material adverse impact on the Client’s operations, the Client shall have the right to terminate the Dedicated Trader element of the Service on immediate written notice.

2.4	Notwithstanding the above and subject to the Trader Fee (as defined in paragraph 6 of Schedule 1) being paid by the Client, the Client shall be entitled to an extended Bespoke Manual Bet (PR Bets), entitling the Client to request five (5) additional PR Bets per Dedicated Trader per day or thirty-five (35) additional PR Bets per Dedicated Trader per week (e.g. if the Client is paying for three (3) Dedicated Traders then the Client is entitled to fifteen (15) additional PR Bets per day or one hundred five (105) additional PR Bets per week) (the “Additional PR Bets”), provided that the Client uses commercially reasonable endeavours to submit a duly completed PR Bet request form to the Supplier in respect of an Additional PR Bet no later than twenty-four (24) hours before the relevant event or match (the “PR Bet Request”). In the event the Client does not submit a PR Bet Request twenty-four (24) hours or more before the relevant event or match, the Client agrees to submit such PR Bet Request as early as reasonably possible and the Supplier will use commercially reasonable endeavours, subject to the availability of the relevant teams or departments of the Supplier, to process the PR Bet Request. By sending the PR Bet Request to the Supplier, the Client warrants and represents that all PR Bets contained with the PR Bet Request (i) have been verified and received all requisite Gaming Approvals, if any; (ii) are not prohibited in the Territory for which they are being requested; and (iii) have been fully and correctly completed.

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schedule 4

Service Level Agreement (SLA)

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Downtime” means any time during which the Sportsbook Offering API and/or the Sportsbook Player API is not meeting the response time targets set out in paragraphs 2.1 and  2.2 of this SLA;

“Emergency Maintenance” means a type of reactive maintenance deployed to prevent an imminent and serious threat or malfunction that can cause a considerable infrastructural or operational impact on the Service;

“Excusable Cause” means any of the following causes:

(a)	Scheduled Maintenance and/or Emergency Maintenance;

(b)	any fault, failure, unavailability, non-responsiveness and/or service degradation in (i) the Client Gaming Platform; (ii) any equipment, telecommunications systems, hardware or software of the Client, any of its Affiliates and/or any Client Contractors; (iii) any Third Party facilities, software, hardware and/or services used in connecting the Client Gaming Platform to the Supplier’s systems and/or the Service (such as cloud, hosting, datacentre, DNS and/or ISP services); and/or (iv) any Data and Content Services, in each case to the extent that such fault, failure, unavailability or non-responsiveness impacts the Supplier’s ability to provide all or any part of the Service;

(c)	improper use of the Service by the Client, any Client Contractor or any of their respective Affiliates or any alteration, modification to, or relocation of any software of the Supplier by anyone other than the Supplier or its authorised representatives;

(d)	any breach of this Agreement and/or any act or omission (including negligence or wilful misconduct) by the Client, any of its Affiliates or any Client Contractor (including the Supplier complying with a Client’s request to postpone troubleshooting in respect of any Incident or Downtime) which impacts on the Supplier’s ability to provide all or any part of the Service; and/or

(e)	any Virus.

“Monthly Quota” means four (4) hours per calendar month;

“Scheduled Maintenance” means maintenance of the Sportsbook Offering API, the Sportsbook Player API and/or any hardware, software, systems and/or data used by or on behalf of the Supplier in connection with the provision of the Service, which is either: (a) carried out by or on behalf of the Supplier within a maintenance window, as informed to the Client in writing at least ten (10) days in advance (or five (5) days in advance if conducted between 04:00 a.m. to 10:00 a.m. on weekdays, CET) provided that the total downtime on account of scheduled maintenance does not exceed the Monthly Quota (whereas any scheduled maintenance exceeding such cap will not be considered Scheduled Maintenance), or (b) requested by the Client or any of its Affiliates for the purposes of enhancing or supplementing the Service. Any maintenance requested by the Client (irrespective of its duration or when it occurs) shall be Scheduled Maintenance;

“Service Availability” means the percentage calculated from time to time using the formula A = (T-D) / T where:

“A” means the service availability (expressed as a percentage);

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“D” means the total number of minutes of Downtime (excluding Downtime resulting from an Excusable Cause) in the relevant month; and

“T” means the total number of minutes in the relevant month;

“Service Day” means a working day in Sweden, excluding public holidays;

“Service Hours” means 9:00 to 17:00 Central European Time (CET), on weekdays, excluding public holidays; and

“Sportsbook Clients” means the web, retail (if applicable) and mobile clients for the Supplier’s sportsbook offering.

2.	MEASUREMENT OF SERVICE AVAILABILITY AND OTHER METRICS

Sportsbook Offering API

2.1	This API has a target average response of delivering complete and accurate data within no more than two (2) seconds for at least 99.5% of the time in the relevant month, measured by the Supplier at two (2) minute intervals.

Sportsbook Player API

2.2	There are two (2) major API calls that are used to validate and place betting coupons. Both of these API calls have a target average response of delivering complete and accurate data within no more than three (3) seconds for at least 99.5% of the time in the relevant month, measured by the Supplier at two (2) minute intervals.

2.3	Methodology for measurement of metrics in this SLA shall be determined by the Supplier and measured at the Supplier’s production sites. The Client shall have the right to appoint a Third Party professional auditor to inspect the measurement methods and the collected data upon reasonable request, at the cost of the Client, and upon giving no less than thirty (30) days’ notice, provided that: (i) any such inspection does not materially interfere with the Suppliers’ normal business; (ii) inspections are limited to no more than one (1) per calendar year; and (iii) such auditor signs a confidentiality agreement provided by the Supplier.

2.4	The Supplier shall proactively monitor Service Availability and the functionality of the APIs described in this SLA using its monitoring tools, and shall as soon as practicable notify the Client upon identifying any Downtime.

2.5	The Client shall monitor the proper functioning of the Client Gaming Platform and upon becoming aware of any Incident, whether in the Service or the Client Gaming Platform, shall promptly notify the Supplier.

2.6	The Supplier reserves the right to block any traffic accessing its systems and APIs from time to time that is not directly related to providing the Service for use in accordance with this Agreement.

3.	SCHEDULED MAINTENANCE

3.1	The Supplier will use reasonable endeavours to only conduct Scheduled Maintenance during maintenance windows on Mondays, Tuesdays, and Wednesdays.

3.2	The Client may reasonably request any maintenance window to be rescheduled, by written notice to the Supplier within three (3) days of receiving Supplier’s notice. Such written notice by the Client shall contain justifications for the rescheduling. The Supplier will use reasonable endeavours to accommodate such request, provided that such maintenance window is only applicable to the Client (and not other clients of the Supplier from time to time).

3.3	Any scheduled maintenance that exceeds the Monthly Quota or is performed outside the maintenance windows shall be notified to the Client as soon as practicable after it becomes known to the Supplier.

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3.4	If the time for a maintenance window is exceeded by more than sixty (60) minutes, it will be considered an Incident and will not be considered Scheduled Maintenance.

4.	LIQUIDATED DAMAGES FOR FAILURE TO ACHIEVE MINIMUM SERVICE AVAILABILITY LEVEL

4.1	In respect of any calendar month in which Service Availability is below 99.5%, a percentage deduction from the Business Fee payable to the Supplier for such calendar month shall be applied by way of liquidated damages as follows:

(a)	below 99.5% but greater than or equal to 99.4% - liquidated damages of 3%;

(b)	below 99.4% but greater than or equal to 99.3% - liquidated damages of 5%;

(c)	below 99.3% but greater than or equal to 99.2% - liquidated damages of 7.5%;

(d)	below 99.2% but greater than or equal to 99.1% - liquidated damages of 10%; and

(e)	below 99.1% - Each 0.1% reduction in Service Availability reduces the Business Fee by a further 5% above the 10% liquidated damages set out in paragraph 4.1 (a) above up to a maximum of 30%.

4.2	The Client acknowledges that the liquidated damages set out in this SLA are a genuine pre-estimate of the Loss likely to be suffered by the Client and/or its Affiliates in respect of any failure to meet the requirements in the SLA, and, subject to Clause 14.1, shall be the Client’s (and its Affiliates’) sole and exclusive remedy for any such failure.

5.	INCIDENT DEFINITION AND RESPONSE TIMES

Incident Priority	Communication to the reporter (initial / updates)	Impact on Service	Action Plan	Escalation
Critical (level 1)	5 minutes / 15 minutes (or on new information)	Critical business impact (e.g. cannot place any bets, major security breach).	An immediate sustained effort using all reasonably available resources until resolved. On-call procedures activated, vendor support invoked.	Immediate escalation if needed

High (level 2)	5 minutes / 30 minutes (or on new information)	Major business impact (e.g. 25% of Bet Offers unavailable, large settlement failures).	Technicians respond immediately, assess the situation, may interrupt other staff working on medium priority jobs for assistance. On-call support available.	Escalation within 30 minutes

Medium (level 3)	2 hours / on new information	Medium business impact (e.g. a small impact on the Service).	Respond using the Supplier’s standard procedures and operating within normal supervisory management structure. On-call support not available.	Escalation within 1 hour (during Service Hours)

Low (level 4)	2 hours / on new information	Small business impact (e.g. a problem with a single Bet Offer).	Respond using the Suppliers’ available standard operating procedures from time to time as time and resource level allows. On-call support not available.	Escalation within 4 hours (during Service Hours)

The remedies set out in this Schedule 4 in respect of an Incident shall be the Client’s sole remedy for any Incident, except that, to the extent that an Incident causes an Operational Issue, then Clause  15 shall apply to the treatment of the Operational Issue that was caused by that Incident.

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6.	INCIDENT REPORTING AND UPDATES

6.1	The Supplier shall provide second-line Incident reporting and handling services to the Client (and not, for the avoidance of doubt, to any Customers) on a 24/7 basis as set out below. The Supplier is not responsible for, or liable for any Loss resulting from, an Incident that is the result of an Excusable Cause.

Critical and High Priority Incidents - Incident Reporting

6.2	Critical and High Priority Incidents (as described in paragraph 5 above) detected by the Client shall be reported by the Client to the Supplier’s IT Operations Helpdesk via email (noc@kambi.com) (which may be updated from time to time and notified to the Client) or the Suppliers’ Incident management system.

6.3	Critical and High Priority Incidents detected by the Supplier shall be reported by the Supplier to the Client’s point of contact via telephone or email as soon as reasonably practical.

Medium and Low Priority Incidents – Incident Reporting

6.4	Medium and Low Priority Incidents (as described in paragraph 5 above) detected by the Client shall be reported by the Client to the Supplier’s incident management system or via email.

6.5	Medium and Low Priority Incidents detected by the Supplier shall be reported by the Supplier to the Client’s NOC or equivalent via email.

Incidents Updates

6.6	The Supplier will provide the Client with status updates as frequently as set out in the table in paragraph 5 above (according to Incident priority) until the Incident has been resolved, unless otherwise agreed between the Parties (including by email).

6.7	Without limiting the foregoing, the Client may require the Supplier to formulate a remedy plan (for Critical and High Priority Incidents only), in which case the Supplier shall, within a reasonable timescale (having regard to the severity of the Incident), formulate and provide to the Client a remedy plan which shall include:

●	the known or suspected causes of the Incident;

●	the remedial actions which the Supplier intends to take in order to restore performance; and

●	a proposed, high level timetable for the completion of such actions if such Incident is ongoing for more than sixty (60) minutes.

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6.8	Incident Resolution Reports

●	At the request of the Client, the Supplier shall send an Incident report to the Client within two (2) Service Days of resolving a Critical or High Priority Incident by providing a fix or workaround.

●	The Client’s point of contact for all communications concerning this SLA shall be its NOC, unless notified otherwise by the Client to the Supplier in writing.

7.	Software Errors

Each Party shall use reasonable endeavours to mitigate the impact of any Software Errors, including by taking all reasonable measures to prevent Customers from withdrawing winnings resulting from such Software Error, to the extent it is permitted under Applicable Law. Subject to Clause  14.1, the Supplier shall not be liable for any such withdrawal which could have reasonably been prevented by the Client, any Client Contractor and/or any of their respective Affiliates and the Supplier shall only be liable, subject always to Clause  14, to the extent that Losses are not recovered by the Client in any way. This paragraph  7 shall not apply to the extent that any Software Error gives rise to any Operational Issue, in which case Clause  15 above shall apply.

8.	CLIENT RESPONSIBLITIES IN RELATION TO THE SLA

8.1	Before reporting an Incident or Downtime to the Supplier’s technical support, the Client shall perform first level problem determination to confirm that the problem experienced by the Client is not connected to the Client Gaming Platform and/or the Client’s, its Affiliates and/or its Client Contractors’ hardware, software, or local area network.

8.2	When reporting any suspected Incident or Downtime to the Supplier’s technical support, the Client must report:

●	when the problem started;

●	a description of the symptoms; and

●	any other pertinent information related to the problem.

8.3	The Client shall provide all reasonable assistance to cooperate with the Supplier’s personnel during any troubleshooting by or on behalf of the Supplier.

8.4	The Client shall promptly notify the Supplier if the Incident or Downtime is solved, or if the Incident has been located on, or caused by, hardware/software not provided by the Supplier.

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SIGNATURE PAGE – AGREEMENT

SIGNED BY or on behalf of the Parties on the Execution Date.

Signed by David Kenyon	)
a duly authorised signatory for and on behalf of	)
SPORTS INFORMATION SERVICES LIMITED:	)

November 1, 2024	/s/ David Kenyon
Date	Signature

Signed by Bruce Cassidy	)
a duly authorised signatory for and on behalf of	)
VIP PLAY, INC.:	)

November 1, 2024	/s/ Bruce Cassidy
Date	Signature

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